UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KFORCE INC.
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2017	Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
You are cordially invited to attend the 2017 Annual Meeting of Kforce Inc. Shareholders (the Annual Meeting) that will be held on Tuesday, April 18, 2017 at 1001 East Palm Avenue, Tampa, Florida 33605, commencing at 8:00 a.m., eastern time.
We are holding this meeting to:

1.	Elect four Class II directors to hold office for a three-year term expiring in 2020 and one Class III director to hold office for a one-year term expiring in 2018;

2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for 2017;

3.	Conduct an advisory vote on executive compensation;

4.	Conduct an advisory vote on the frequency of future advisory votes on executive compensation;

5.	Approve the Kforce Inc. 2017 Stock Incentive Plan; and

6.	Attend to other business properly presented at the meeting.
Kforce’s Board of Directors (the Board) has selected February 24, 2017 as the record date (the Record Date) for determining shareholders entitled to vote at the meeting.
The proxy statement, proxy card and Kforce’s 2016 Annual Report to Shareholders are being mailed on or about March 17, 2017. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares by using the Internet, telephone, or by signing, dating and returning the enclosed proxy card.
If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000. Thank you for your continuing support.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Kelly
Corporate Secretary

Tampa, Florida
March 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 18, 2017.
This proxy statement and our 2016 Annual Report to Shareholders are available at http://investor.kforce.com/annuals.cfm.

1 Kforce 2017 Proxy Statement

LETTER TO OUR SHAREHOLDERS
At Kforce we believe that the selection, development and retention of Great People leads to Great Results and we are firmly committed to being the Firm most respected by those we serve, which includes our clients, employees, consultants and you, our shareholders.
2016 was a year of a considerable transformation for our Firm and we are pleased to share a few of the governance initiatives we undertook for the benefit of our shareholders during the past year.
BOARD DIVERSIFICATION AND SUCCESSION PLANNING
We believe our directors contribute a depth and variety of experiences and backgrounds in a way that provides significant value to the Board, management and our shareholders. We also believe periodic Board evaluation, refreshment and succession planning processes are good corporate governance and are essential to ensuring our board leadership includes the right mix of tenure, experience and independence. We are committed to advancing the refreshment and diversity of our Board in a thoughtful, orderly manner that best serves the long-term interest of our shareholders. Since 2014 we have added three new independent board members, including two this past year, and as we enter 2017 we remain dedicated to the continued evaluation and pursuit of Board refreshment and succession opportunities.
SHAREHOLDER ENGAGEMENT
Continuous and transparent communication with our shareholders helps our Board and senior management team by providing direct feedback on a wide range of topics of importance to our stakeholders. In 2016, we conducted a shareholder outreach effort and spent time talking with a number of our shareholders about a variety of topics, including general corporate governance matters and executive compensation. The information and feedback we received will inform our polices, practices and strategies going forward. We thank all those who participated and remain open to and invite your feedback during 2017.
PROXY STATEMENT ENHANCEMENT
Finally, as you soon will see, during 2016 we worked to enhance the format and content of our proxy statement in order to improve the effectiveness of our disclosures. For example, our Corporate Governance section has been reordered and rewritten to provide you with a concise summary of key information concerning our Board of Directors, as well as enhanced discussion of our corporate governance practices. Our Compensation Discussion and Analysis, beginning on page 17, now incorporates the use of additional charts, graphs and tables in order to more clearly depict how our executive compensation program manifests our executive compensation philosophy of attracting, motivating and retaining highly qualified executives who are able to maximize shareholder value. We hope that you will find these changes beneficial as you review this proxy statement and vote your shares.
Thank you for your continued interest and support of Kforce and for allowing us the privilege of serving you.

David L. Dunkel Chairman and Chief Executive Officer	Ralph Struzziero Lead Independent Director

2 Kforce 2017 Proxy Statement

3 Kforce 2017 Proxy Statement

CORPORATE GOVERNANCE
OUR BOARD OF DIRECTORS
The Board currently consists of eleven directors who are divided into three classes serving staggered three-year terms. The following table sets forth the names, ages (as of February 24, 2017), and certain other information for each of our directors (including those who are nominees for election at the Annual Meeting).

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Independent	Audit Comm	Comp. Comm	Nomin. Comm	Corp. Gov. Comm	Exec. Comm
Directors with Terms Expiring at the Annual Meeting/Nominees
John N. Allred	II	70	Director	1998	2017	2020	✓
Richard M. Cocchiaro	II	62	Director	1994	2017	2020
Ann E. Dunwoody	II	64	Director	2016	2017	2020	✓
A. Gordon Tunstall	II	73	Director	1995	2017	2020	✓
Randall A. Mehl	III	49	Director	2017	2017	2018	✓
Continuing Directors
David L. Dunkel	III	63	Chairman, CEO Director	1994	2018	N/A
Mark F. Furlong	III	59	Director	2001	2018	N/A	✓
N. John Simmons	III	61	Director	2014	2018	N/A	✓
Elaine D. Rosen	I	64	Director	2003	2019	N/A	✓
Ralph E. Struzziero (1)	I	72	Director	2000	2019	N/A	☑
Howard W. Sutter	I	68	Director	1994	2019	N/A
(1) In the course of determining Mr. Struzziero’s independence, the Board specifically considered the employment of Mr. Struzierro’s son described below in the “Related Party Transactions” section and determined that it did not impair Mr. Struzziero’s independence.

Legend:	☑	Lead Independent Director	Chair	Member	Financial Expert
The Class II nominees identified above have been nominated to serve as directors for a three-year term expiring at the 2020 annual meeting of shareholders, and the Class III nominee identified above has been nominated to serve as a director for a one-year term expiring at the 2018 annual meeting of shareholders. All of the nominees are currently directors of Kforce, previously elected by the shareholders or appointed by the Board.
BIOGRAPHICAL INFORMATION FOR OUR DIRECTOR NOMINEES
The biographies for each of our director nominees is set forth below along with a description of the experiences, qualifications, attributes or skills that caused the Nomination Committee and the Board to determine that they should serve as a director of Kforce.

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NOMINEES FOR ELECTION, CLASS II DIRECTORS - TERMS EXPIRE IN 2020

John N. Allred	Director Since:	1998	Age:	70
(Independent)	Kforce Committees:		Audit; Nomination (Chair); Corporate Governance
	Other Current Public Boards:		None

Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in the Kansas City area since January 1994. He was a director at Source Services Corporation (Source) prior to its merger with Kforce in 1998 and served in various capacities with Source from 1976 to 1993 including Vice President (1987-1993), Regional Vice President (1983-1987) and Kansas City Branch Manager (1976-1983).
Mr. Allred has extensive experience in the staffing industry. He is particularly knowledgeable in the area of healthcare, which is an important part of Kforce’s business. His staffing industry experience (other than his directorship in Kforce) is with companies other than Kforce, which allows him to address operational issues with a different perspective.

Richard M. Cocchiaro	Director Since:	1994	Age:	62
	Kforce Committees:		Executive
	Other Current Public Boards:		None

Mr. Cocchiaro served as a Vice Chairman of Kforce from 2004 through his retirement in January 2016, during which time he oversaw our Customer First Customer Loyalty Program and served on both Kforce’s internal executive committee and innovation council. Previously, Mr. Cocchiaro served as Vice President of Strategic Accounts for Kforce (2000–2004), Vice President of Strategic Alliances for Kforce.com Interactive (1999) and National Director of Strategic Solutions within Kforce’s emerging technologies group (1994-1999).
Mr. Cocchiaro has extensive experience with Kforce’s field operations on a national basis, bringing an important perspective to the Board. He has served in numerous leadership roles within Kforce including, among others, the financial services group, leading the Chicago market, the emerging technologies group, strategic alliances, national accounts and most recently leading the Customer First Customer Loyalty Program.

Ann E. Dunwoody	Director Since:	2016	Age:	64
(Independent)	Kforce Committees:		Corporate Governance
	Other Current Public Boards:		Republic Services Inc. (NYSE: RSG); L-3 Communications (NYSE: LLL)

General (Ret.) Dunwoody was the first woman in U.S. military history to achieve the rank of four-star general. From 2008 until her retirement in 2012, she led and ran the largest global logistics command in the Army comprising 69,000 military and civilian individuals, located in all 50 states and over 140 countries with a budget of $60 billion dollars. General (Ret.) Dunwoody also served as a strategic planner for the Chief of Staff of the Army. During her 38-year military career, she was decorated for distinguished service and has received many major military and honorary awards. General (Ret.) Dunwoody currently serves on the Board of Directors of Republic Services Inc., L-3 Communications and Logistics Management Institute. She also serves on the Council of Trustees for the Association of the United States Army and the Board of Trustees for the Florida Institute of Technology and she is the president of First 2 Four LLC, a leadership mentoring and strategic advisory services company that offers visionary insights for managing large organizations to posture them for the future. She has recently authored “A Higher Standard” Leadership Strategies from the First Female Four Star General and is a recipient of The Ellis Island Medal of Honor.
General (Ret.) Dunwoody brings to the Board extensive military and management experience, including managing over 50% of the United States Army’s budget as Commanding General, U.S. Army Materiel Command. She also serves as a member of the Board of Directors of several other publicly traded companies and is engaged in numerous charitable and civic activities, which the Board believes allows her to provide valuable and varied perspective. General (Ret.) Dunwoody is also certified as an NACD Governance Fellow.

5 Kforce 2017 Proxy Statement

A. Gordon Tunstall	Director Since:	1995	Age:	73
(Independent)	Kforce Committees:		Nomination; Corporate Governance; Executive
	Other Current Public Boards:		None

Mr. Tunstall is the founder, and for more than 30 years has served as President, of Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. He has also served as a director of Tabula Rasa Healthcare, Inc., a medication risk management and distribution pharmacy, since March 2012. Mr. Tunstall previously served as a director for JLM Industries, Inc., Orthodontics Center of America, Inc., Discount Auto Parts, Inc., Advanced Lighting Technologies Inc., Health Insurance Innovations, Horizon Medical Products Inc., and L.A.T. Sportswear.
Mr. Tunstall provides the Board a unique point of view regarding strategy given his background as a successful strategic consultant for over 30 years advising a large number of companies in a variety of industries. He also qualifies as an Audit Committee financial expert and stands willing to assume this role if for any reason the current Audit Committee financial experts cease to serve on the Board.

NOMINEE FOR ELECTION, CLASS III DIRECTOR - TERM EXPIRES IN 2018

Randall A. Mehl	Director Since:	2017	Age:	49
(Independent)	Kforce Committees:		Corporate Governance
	Other Current Public Boards:		None

Mr. Mehl is President and Chief Investment Officer of Stewardship Capital Advisors, LLC, which manages an equity fund focused on making investments in business and technology services. He previously served as a Managing Director and a partner with Baird Capital, a middle market private equity group, and led a team focused on the business and technology services sector from 2005 until the end of 2016. From 1996 to 2005, Mr. Mehl was a senior equity research analyst with Robert W. Baird & Company, covering various areas within the broader business and technology services sector, including staffing.
Mr. Mehl has previously served on various boards of directors, including Workforce Insight LLC, Myelin Communications, Vitalyst LLC, MedData, LLC, now a subsidiary of MEDNAX, American Auto Auction, LLC, Accume Partners, Inc, and Harris Research Inc. Mr. Mehl has previously served on the investment committee for several funds, and has expertise analyzing, acquiring and selling businesses. He also qualifies as an Audit Committee financial expert and stands willing to assume this role if for any reason the current Audit Committee financial experts cease to serve on the Board.

PROPOSAL 1. ELECTION OF DIRECTORS
NOMINEES
The Nomination Committee has recommended, and our Board has approved, each John N. Allred, Richard M. Cocchiaro, Ann E. Dunwoody and A. Gordon Tunstall as nominees for election as Class II directors and Randall A. Mehl for election as a Class III director at the Annual Meeting. If elected, the Class II directors will serve until our 2020 annual meeting of shareholders and Mr. Mehl, who is a Class III director, will serve until our 2018 annual meeting of shareholders, and until their successors are duly elected and qualified. Each of the nominees is currently a director of the Firm. For information concerning the nominees, please see the section titled “Biographical Information for our Director Nominees.”
Each of the nominees is willing and able to stand for election at the Annual Meeting, and we do not know of any reason why any of the nominees would be unable to serve as a director. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.
VOTE REQUIRED
We use a majority voting standard for uncontested elections. The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.
To be elected, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and excludes abstentions and broker non-votes.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

6 Kforce 2017 Proxy Statement

BIOGRAPHICAL INFORMATION FOR OUR OTHER DIRECTORS
CLASS III DIRECTORS - TERMS EXPIRE IN 2018

David L. Dunkel	Director Since:	1994	Age:	63
	Kforce Committees:		Executive (Chair)
	Other Current Public Boards:		None

Mr. Dunkel has served as Kforce’s Chairman, Chief Executive Officer and a director since its incorporation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.

Mark F. Furlong	Director Since:	2001	Age:	59
(Independent)	Kforce Committees:		Audit (Chair); Compensation; Corporate Governance
	Other Current Public Boards:		Boston Private Financial Holdings, Inc. (NASDAQ: BPFH)

Mr. Furlong has served as a director of Boston Private Financial Holdings, Inc., a provider of wealth management, trust and private banking services, since September 2016 and of Antares Capital, a provider of financing solutions for middle market, private equity-backed transactions, since December 2015. He served as the President and Chief Executive Officer of BMO Harris Bank, N.A. from July 2011 to June 2015. Mr. Furlong served as a director of BMO Harris Bank, N.A. and BMO Financial Corporation from July 2011 to June 2015. Prior to its acquisition by BMO Harris Bank, N.A. in 2011, he served as Chairman of Marshall & Ilsley Corporation from October 2010, Chief Executive Officer from April 2007 and as President from July 2004. He also served as Chief Financial Officer of Marshall & Ilsley Corporation from April 2001 to October 2004. Mr. Furlong’s prior experience also includes service as an audit partner with Deloitte & Touche LLP.
Mr. Furlong is an Audit Committee financial expert. Kforce believes his considerable expertise, including his experience as President and Chief Executive Officer of BMO Harris Bank, N.A., the former Chairman, President and Chief Executive Officer of Marshall & Ilsley Corporation and a former audit partner with Deloitte & Touche LLP, brings unique insight to the Board concerning capital allocation strategies and banking issues, in addition to his overall management and financial expertise.

N. John Simmons	Director Since:	2014	Age:	61
(Independent)	Kforce Committees:		Audit; Corporate Governance
	Other Current Public Boards:		None

Mr. Simmons is the Chief Executive Officer of Growth Advisors, LLC, a provider of C-level advisory services to high-growth companies. He has served on various boards of directors, including Bonds.com Group, Inc. from 2013 to 2014, Loyola University New Orleans as Chairman of the Audit Committee, Executive Committee and Board of Trustees member from 2009 to 2015, Technology Research Corporation as Chairman of the Compensation Committee from 2010 to 2011 and as Lead Director and Chairman of the Governance & Nominating Committee from 2009 to 2010, Medquist, Inc. as Chairman of the Audit Committee from 2005 to 2007, and SRI Surgical Express, Inc. as Lead Director, then Chairman of the Board from 2001 to 2008. From 2001 to 2012, Mr. Simmons was a Board member of Lifestyle Family Fitness, Inc. and served as its CEO and President from 2008 to 2012. Mr. Simmons’ prior experience also includes service as President of New Homes Realty, a Florida-based residential real estate company operating in 35 states for two years, President of Quantum Capital Partners, a privately held venture capital firm for 14 years, Vice President and Controller for Eckerd Corporation for three years, Chief Financial Officer of Checkers Drive-In Restaurants for two years and as an audit partner with KPMG Peat Marwick. Mr. Simmons is an Audit Committee financial expert.
Mr. Simmons has extensive financial, accounting, management and director experience in several different industries. As a result, the Board believes that he brings valuable insight due to his extensive and varied experiences as a chief executive officer, chief financial officer, audit partner and director.

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CLASS I DIRECTORS - TERMS EXPIRE IN 2019

Elaine D. Rosen	Director Since:	2003	Age:	64
(Independent)	Kforce Committees:		Compensation (Chair); Nomination; Corporate Governance
	Other Current Public Boards:		Assurant, Inc. (NYSE: AIZ)

Ms. Rosen has served as a director of Assurant, Inc., a provider of specialized insurance and insurance-related products and services since March 2009 and became non-executive Chair of the Board in November 2010. Ms. Rosen has also served as the Chair of the Board of The Kresge Foundation since January 2007. Ms. Rosen serves as trustee or director of several non-profit organizations, is a past Chair of the Board of Preble Street, a homeless collaborative in Portland, Maine, and has served as a trustee of the Foundation for Maine’s Community Colleges since 2008. Ms. Rosen was a director of the Elmina B. Sewall Foundation from 2008 to 2012 and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from 2003 until its sale in April 2012. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, including President.
Ms. Rosen has extensive experience as a senior executive in the insurance industry and as a director of companies, as well as substantial experience with charitable organizations, particularly as the Chair of the Board of one of the largest private foundations in the country. Through this background, as well as her experience as Chair of the Compensation Committee of Kforce and her experience on the Board of Assurant, Inc., where she currently serves as the non-executive Chair and serves on the compensation committee, she has considerable expertise in, among other things, executive compensation, a subject matter that is undergoing dynamic change.

Ralph E. Struzziero	Director Since:	2000	Age:	72
(Independent)	Kforce Committees:		Compensation; Corporate Governance (Chair)
	Other Current Public Boards:		None

Since 1995, Mr. Struzziero has operated an independent business consulting practice, providing interim executive-level advisory and professional services to a variety of organizations. In addition, he served as an adjunct professor at the University of Southern Maine from 1997 to 2006. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of Automobile Club of Southern California, a travel club and property and casualty insurer in California, AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, and Auto Club Enterprise, a holding company of these two companies. Mr. Struzziero previously served on the Board of Directors of Prism Medical Ltd., a publicly traded corporation on the TSX Venture Exchange in Canada and manufacturer and distributor of moving and handling equipment for the mobility challenged, from July 2011 until its sale in August 2016, and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from January 2001 until its sale in April 2012.
Mr. Struzziero has extensive experience in the staffing industry. The Board believes this gives Mr. Struzziero, in his capacity as lead independent director, a unique insight among the non-employee directors relating to Kforce’s business and operations.

Howard W. Sutter	Director Since:	1994	Age:	68
	Kforce Committees:		Executive
	Other Current Public Boards:		None

Mr. Sutter has served as a Vice Chairman of Kforce since 2005 and oversees Kforce’s mergers, acquisitions and divestitures. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994) and Division President of Romac-FMA’s South Florida location (1982-1994).
Mr. Sutter has led Kforce’s merger, acquisition, and divestiture efforts for the past 18 years and, over this time, has led the effort on a significant number of acquisitions, including those of two public companies, and several divestitures. The Board believes that Mr. Sutter’s knowledge of the staffing industry, and more specifically the mergers and acquisition market, brings an important expertise to the Board. Mr. Sutter also has extensive experience in staffing operations.

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ROLE OF THE BOARD
The Board’s primary functions are to:

•	oversee management performance on behalf of our shareholders;

•	advocate on behalf of the long-term interests of our shareholders;

•	discuss and consider the Firm’s strategic and executive succession planning;

•	be actively involved in the oversight of risk that could affect Kforce;

•	promote the exercise of sound corporate governance; and

•	carry out other duties and responsibilities as may be required by state and federal laws, as well as the NASDAQ Rules.
Sound corporate governance is fundamental to the overall success of Kforce. Our key governance documents, including our Corporate Governance Guidelines, are available at www.investor.kforce.com/governance.cfm.
At each regular Board meeting, various operational, strategic, financial and legal compliance risks are reviewed by the full Board, in conjunction with management, through the receipt of management reports and dialogue with executive leadership on different areas of the business. Materials and updates provided regularly to the Board are set forth below.

At each Board meeting our Board receives:		On a monthly basis our Board receives:
●	an executive summary that includes, among other items, a risk factors section;	●	a description of certain significant events and risk factors that have occurred in each period;
●	Kforce’s financial and operational performance;	●	a financial update from management; and
●	management’s assessment of the current state of the capital markets and macro-economic environment;	●	any other necessary items requiring the attention of the full Board.
●	management’s analysis on the current state of the staffing industry; corporate development activities;
●	a claims, litigation and ethics hotline summary;
●	a report on the Firm’s risk and enterprise risk management program; and
●	reports on other matters that may arise from time to time, that require reporting to the Board.
COMPOSITION AND DIVERSITY
Our Board consists of an experienced group of leaders with backgrounds, skills, attributes and experiences that provide a diverse mix of perspectives. Our directors have served in leadership and management positions across fields such as banking, executive compensation, healthcare, investment banking/strategic advisory, insurance, government/military and staffing. Four of our directors qualify as audit committee financial experts, bringing important points of view and skills to the Board. The Nomination Committee periodically reviews the composition of the Board and its committees to ensure a well-functioning mix of diverse backgrounds and expertise.
The Nomination Committee strives to identify directors who will: (1) bring to the Board a variety of experience and backgrounds; (2) bring substantial senior management experience, financial expertise and other skills that would enhance the Board’s effectiveness; and (3) represent the balanced, best interests of our shareholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. In selecting individual nominees, the Nomination Committee assesses independence, character and integrity, potential conflicts of interest, experience, diversity of background and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Nomination Committee has not adopted a formal definition of diversity, but it applies diversity principles in the broadest sense to encourage the consideration and selection of board members who bring differences in skills, viewpoints, backgrounds and experience to contribute breadth and depth to our Board’s decision-making process.
The Nomination Committee has established detailed recruitment procedures by which it, the full Board, the Firm’s independent directors and key management personnel all play a role in the identification, review, screening and interviewing of director candidates. When identifying candidates, the Nomination Committee takes into account overall board composition and diversity, tenure and succession. Since 2014, we have advanced the refreshment and diversity of our Board through the addition of three new board members, two of whom were added in the past year.

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LEADERSHIP STRUCTURE
Our current leadership structure includes Mr. Dunkel’s service as both Chairman and CEO of the Firm. This role is coupled with and balanced by a lead independent director, independent Audit, Compensation, Nomination, and Corporate Governance committees and an independent majority of directors. The Board believes that this structure has served our shareholders well historically and continues to provide the most effective, efficient and appropriate framework for board oversight and governance.
Mr. Dunkel has served as Kforce’s Chairman, Chief Executive Officer and a director since the Firm’s incorporation in 1994 and as a consequence he possesses a deep and unique understanding of the Firm’s business and operations. The Board believes that this experience, coupled with his extensive knowledge of the staffing industry, provides strong, consistent leadership and allows him to serve as a highly effective bridge between the Board and management. In addition, in his capacity as CEO, Mr. Dunkel frequently meets with shareholders, clients and other Firm stakeholders to communicate our business and strategy and to understand their various perspectives and insights, which he is then able to relay to the full Board for consideration and assessment. Mr. Dunkel’s beneficial ownership of approximately 4.6% of Kforce’s outstanding common stock further aligns his interest with those of our shareholders and the Board continues to believe that his in-depth knowledge and experience places him in the best position to both guide and implement the Board’s direction.
Our Corporate Governance Guidelines recognize the importance of a lead independent director in the absence of an independent Chairman and sets forth specific roles and responsibilities of the lead independent director, including: presiding at executive sessions of the independent directors; serving as a liaison between the independent directors and the Chairman and CEO; and having oversight of CEO hiring and succession. In addition, the chairs - and all members of the Board’s Audit, Compensation, Nomination, and Corporate Governance Committees - are independent directors. As a result, the oversight of the critical issues within the purview of these committees is entrusted to the independent directors and serves to further uphold effective governance standards.
The Board remains open to, and regularly seeks, shareholder feedback with regard to governance topics such as its leadership structure and considers the feedback provided as part of its assessment process.
COMMITTEES AND MEETINGS
Our Board has established five standing committees consisting of an Audit Committee, a Compensation Committee, a Nomination Committee, a Corporate Governance Committee, and an Executive Committee. The committees facilitate a more in-depth assessment of certain important areas than can be addressed during a full Board meeting. The Board has determined that the chair and committee members of each of the Audit, Compensation, Nomination, and Corporate Governance Committees is independent within the meaning of the NASDAQ and SEC Rules. The committee members and independent directors meet regularly in executive session without management. Additional information regarding the composition and responsibilities of the Audit, Compensation, Nomination and Corporate Governance Committees is described below and written charters of each committee are available at www.investor.kforce.com/governance.cfm.

Audit Committee
Members:	Roles and Responsibilities of the Committee:
Mark F. Furlong (Chair)
The Audit Committee oversees the accounting and financial reporting processes of the Firm and the audits of the Firm’s financial statements. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts. This committee also has the responsibility for selecting, compensating, and monitoring the independence of the Firm’s independent auditors, reviewing and approving related party transactions and overseeing the Firm’s internal audit function and Enterprise Risk Management Program. The Audit Committee engages in periodic reviews of how cyber security risk is assessed and mitigated by the company. These reviews include discussions with third party experts that have been engaged by Management to perform various cyber security testing and assessments. At each quarterly meeting, and more frequently as needed, the members of the Audit Committee meet in executive session. The Audit Committee also meets regularly in separate executive sessions with the Firm’s Director of Internal Audit, Chief Legal & Compliance Officer and Deloitte & Touche LLP, our independent registered public accountants.
The Board has determined that each Mr. Furlong and Mr. Simmons, who are both members of the Audit Committee, as well as each Mr. Tunstall and Mr. Mehl is an “audit committee financial expert,” as defined by SEC Rules.

John N. Allred
N. John Simmons
Number of Meetings:
6

10 Kforce 2017 Proxy Statement

Compensation Committee
Members:	Roles and Responsibilities of the Committee:
Elaine D. Rosen (Chair)
The Compensation Committee is responsible for development of the compensation principles to guide design of the Firm’s executive compensation program. It is also responsible for reviewing and approving the overall compensation and fringe benefit policies and practices of the Firm, approving any new or amended employment agreements for executive management including grants or awards to executive management under the Firm’s long-term incentive program and preparing an annual report on the Firm’s executive compensation policies and practices as required by SEC Rules. In the discharge of its duties the Compensation Committee has the authority to select and retain legal counsel, accountants, consultants, financial experts and advisors, including, without limitation, a compensation consultant to assist in the evaluation of director and executive officer compensation.

Mark F. Furlong
Ralph E. Struzziero
Number of Meetings:
6

Nomination Committee
Members:	Roles and Responsibilities of the Committee:
John N. Allred (Chair)
The Nomination Committee is responsible for providing assistance to the Board in the selection of director candidates for election. In addition to identifying and recommending candidates for election to the Board, this committee also makes recommendations to the Board regarding the size and composition of the Board, establishes procedures for the nomination process and recommends candidates for election to our Board. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.
The Nomination Committee has not established “minimum qualifications” for director nominees because it is the view of this committee that the establishment of rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board. The Nomination Committee will consider director candidates recommended by shareholders. Please see the section titled “Shareholder Communications, Proposals and Other Matters” below.

Elaine D. Rosen
A. Gordon Tunstall
Number of Meetings:
5

Corporate Governance Committee
Members:	Roles and Responsibilities of the Committee:
Ralph E. Struzziero (Chair)
The functions of the Corporate Governance Committee are to: encourage and enhance communication among independent directors; provide a forum for independent directors to meet separately from management; provide leadership and oversight related to ethical standards; and provide a channel for communication with the CEO. The Corporate Governance Committee also coordinates a formal, written annual evaluation of the performance of the Board of Directors and each of its committees.
Each member of the Board who is independent within the meaning of these rules serves on the Corporate Governance Committee. This committee is designed to fulfill the requirements of NASDAQ Rule 5605(b)(2) (i.e., through the meetings of this committee, our “independent” directors (as determined under the NASDAQ Rules) meet at least once annually in executive session without any of our management present). The Firm’s lead independent director serves as the Chair of the Corporate Governance Committee.

John N. Allred
Ann E. Dunwoody
Mark F. Furlong
Randall A. Mehl
Elaine D. Rosen
N. John Simmons
A. Gordon Tunstall
Number of Meetings:
4

Executive Committee
Members:	Roles and Responsibilities of the Committee:
David L. Dunkel (Chair)
The Executive Committee has the authority to act in place of the Board on all matters that would otherwise come before the Board, except for such matters that are required by law or by our Articles of Incorporation or Bylaws to be acted upon exclusively by the Board.

Richard M. Cocchiaro
Howard W. Sutter
A. Gordon Tunstall
Number of Meetings:
None
During 2016, the Board held 5 meetings and the 5 committees of the Board held a total of 21 meetings. During the term served, each director attended 100% of the Board meetings and 100% of the committee meetings on which he or she served, except Mr. Tunstall, who was not present at one of the Nomination Committee meetings. Our Corporate Governance Guidelines invite, but do not require, our directors to attend our annual meeting of shareholders and in 2016 two directors attended our annual meeting of shareholders.

11 Kforce 2017 Proxy Statement

RISK OVERSIGHT
The Board, as a whole and at the committee level, has an active role in overseeing management of the Firm’s risks. The Board’s primary mechanism for assessing overall risk to the Firm as well as management’s actions to address and mitigate those risks is a comprehensive, integrated Enterprise Risk Management (ERM) program. The Firm’s ERM program divides risk into four categories: financial/strategic risk, client risk, operational risk and employment/legal risk. The ERM risk assessment process is coordinated by the Firm’s compliance team which, together with business unit leadership, develop regular risk assessment reports to the Audit Committee.
The Board has designated the Audit Committee with the primary responsibility for overseeing the ERM program and the committee dedicates a portion of its meetings to reviewing and discussing specific risk topics in greater detail. The Audit Committee provides the Board with periodic reports on the Firm’s risk and ERM program findings. In addition, the Firm’s internal audit function, which reports to the Audit Committee, sets forth a comprehensive internal audit plan that is approved on an annual basis by the Audit Committee. This plan is formulated based on internal audit’s assessment of risk within Kforce, which is primarily based on financial asset protection and reporting, data security, and other ERM program findings, discussions with Kforce’s officers, directors and other key personnel, and the results of their previous operational and financial audits.
The Board committees also consider risk within their areas of responsibility as summarized below. The committee chairs provide reports of their activities to the full Board at each regular Board meeting including apprising the Board of any significant risks within their areas of responsibility and management’s response to those risks.

Audit		Compensation		Nomination		Corporate Governance
●	Monitors risk relating to the Firm’s financial statements, systems, reporting process and compliance	●	Oversees executive compensation risk	●	Oversees director succession risk	●	Leadership and oversight of ethical standards
●	Responsible for the Firm’s risk assessment and ERM program	●	Responsible for preparation and required disclosures regarding compensation practices	●	Establishes procedures for the Board’s nomination process	●	Provides a forum for Board independent directors to meet separately from management
●	Reviews and approves related party transactions and relationships involving directors and executive officers	●
Responsible for review of the overall compensation and fringe benefits policies and practices of the Firm including determining whether such policies and practices are reasonably likely to have a material adverse effect on the Firm
				●	Recommends candidates for election to the Board	●	Reviews and recommends to the Board any changes to the corporate governance guidelines
●	Monitors and receives reports on the Firm’s cybersecurity risks
CODE OF ETHICS AND GOVERNANCE GUIDELINES
The Board has adopted a Commitment to Integrity applicable to all directors, officers and employees of Kforce, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. It is intended to help Firm personnel recognize and deal with ethical issues, deter wrongdoing and provide mechanisms to report dishonest or unethical conduct. The Firm also has a set of Corporate Governance Guidelines that sets forth the Firm’s corporate governance policies and practices and serves to guide the operation and direction of the Board. These guidelines, together with the charters for the standing committees of the Board and the Commitment to Integrity, are published under “Corporate Governance” in the Investor Relations section of our website at www.kforce.com.

12 Kforce 2017 Proxy Statement

RELATED PARTY TRANSACTIONS, COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Audit Committee is responsible for reviewing and approving all related party transactions that Kforce would be required to disclose in accordance with Item 404 of Regulation S-K. While the Board has not currently adopted a written policy regarding the review, approval or ratification of transactions with related persons, it is confident that the Audit Committee adequately reviews all potential related party transactions including a consideration of whether the transaction is on terms that are in the best interests of Kforce and its shareholders. During 2016, Mr. Struzziero’s son was employed by Kforce Government Solutions (KGS), a wholly owned subsidiary of Kforce. Mr. Struzziero’s son currently serves in a non-executive business development role and was hired in 2011 based on his extensive experience and knowledge of sales within the government contracting industry. Mr. Struzziero’s son has no involvement in management decisions of either Kforce or KGS. Mr. Struzziero had no influence in the hiring of his son nor does he have any involvement in the ongoing compensation and performance-related decisions for his son. Total remuneration paid to Mr. Struzziero’s son was approximately $211,000, which consists of base salary and incentive-based compensation. The Nomination Committee specifically considered the employment of Mr. Struzziero’s son by KGS when determining whether to renominate Mr. Struzziero. It concluded that his son’s employment would not impair Mr. Struzziero’s independence.
In 2016 the Firm’s Compensation Committee consisted of Elaine D. Rosen (Chair), Mark F. Furlong and Ralph E. Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company acquired by Kforce in 1994. Neither of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries or had any relationship with Kforce requiring disclosure under Item 404 of Regulation S-K.
During 2016, none of the Firm’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee.
COMPENSATION OF DIRECTORS
The following table shows the annual compensation components for the year ended December 31, 2016 and the aggregate number of unvested restricted stock awards and options to purchase Kforce stock held as of December 31, 2016 for our directors who served on the Board during 2016, except Mr. Dunkel:

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)(5)	Total ($)	Aggregate Number of Unvested Restricted Stock Awards Held (6)	Aggregate Number of Unexercised Options Held (6)
John N. Allred	$97,000	$99,993	$2,769	$199,762	5,355	—
Richard M. Cocchiaro	$70,000	$99,993	$1,913	$171,906	5,355	—
Ann E. Dunwoody	$44,000	$99,993	$1,913	$145,906	5,355	—
A. Gordon Tunstall	$67,000	$99,993	$2,769	$169,762	5,355	—
Mark F. Furlong	$97,000	$99,993	$2,769	$199,762	5,355	—
N. John Simmons	$67,000	$99,993	$3,087	$170,080	5,355	—
Elaine D. Rosen	$97,000	$99,993	$2,769	$199,762	5,355	—
Ralph E. Struzziero	$82,000	$99,993	$2,769	$184,762	5,355	5,000
Howard W. Sutter	$—	$—	$406,725	$406,725	—	—

(1)
Fees earned or paid in cash consisted of: (a) annual retainer for each director of $20,000; (b) annual retainers for each committee chairperson of $15,000; (c) quarterly fees for each quarter of board service of $5,000; and (d) quarterly fees for each quarter of committee service of $3,750 for each of the Audit Committee, Compensation Committee and Nomination Committee and $3,000 for the Corporate Governance Committee.

(2)
For Mr. Cocchiaro, this amount includes cash compensation of $30,000 related to a pro-rated annual retainer and annual stock award for the first quarter of 2016 as a result of his retirement from Kforce in January 2016.

(3)
Stock Awards included a grant of 5,260 shares of restricted stock to each director, except for Mr. Sutter. The closing stock price on the grant date was $19.01 and the amounts in this column represent the aggregate grant date fair value in accordance with FASB ASC 718.

(4)
The amounts reported in this column for all directors except Mr. Sutter reflect the dollar value of dividend equivalents credited on unvested restricted stock in the form of additional shares of restricted stock.

(5)
During 2016, Mr. Sutter was employed by us and the amount reported in this column represents his compensation, which consisted of: $300,000 in salary, $105,000 in bonus, and $1,725 in matching contributions made by Kforce attributable to defined contribution plans. Mr. Sutter was not compensated for his service on the Board.

(6)	The beneficial ownership of common shares as of the Record Date for each of our directors is presented below under the heading of “Security Ownership of Certain Beneficial Owners and Management.”

13 Kforce 2017 Proxy Statement

EXECUTIVE OFFICERS
The ages (as of February 24, 2017) and biographies for each of our executive officers is set forth below.

David L. Dunkel	Age:	63
Chairman and Chief Executive Officer
Mr. Dunkel has served as Kforce’s Chairman, Chief Executive Officer and a director since its incorporation in 1994. He previously served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.

Peter M. Alonso	Age:	55
Chief Talent Officer
Mr. Alonso has served as Kforce’s Chief Talent Officer since January 2009. Mr. Alonso previously served as President of Health & Life Sciences and President of Technology Staffing, both former subsidiaries of Kforce, and has held several other positions of increasing responsibility within Kforce since 1985. Before joining Kforce, Mr. Alonso held positions at Zenith Electronics Corporation.

Michael R. Blackman	Age:	62
Chief Corporate Development Officer
Mr. Blackman has served as Kforce’s Chief Corporate Development Officer since December 2009, prior to which he served as the Firm’s Senior Vice President of Investor Relations from 1999 to 2009 and Director of Selection and Senior Consultant in the healthcare services specialty from 1992 to 1999.

Robert W. Edmund	Age:	43
Chief Legal & Compliance Officer
Mr. Edmund has served as Kforce’s Chief Legal Officer since February 2014 and as Chief Compliance Officer since July 2015. From 2009 to 2014, Mr. Edmund served as an attorney in the legal department at PetSmart, Inc., most recently as Vice President, Legal - Business Operations. He also previously served as a partner in the labor and employment department of Porter, Wright, Morris & Arthur from 2006 to 2008 and as Director of External Affairs and General Counsel for the Ohio Business Roundtable from 2008 to 2009.

Jeffrey B. Hackman	Age:	38
SVP, Finance & Accounting
Mr. Hackman has served as Kforce’s Principal Accounting Officer since October 2015 and as Senior Vice President, Finance & Accounting since March 2015. He previously served as the Firm’s Chief Accounting Officer and Principal Accounting Officer from February 2009 until September 2013 and as Kforce’s SEC Reporting Director from September 2007 to February 2009. Mr. Hackman served as the Global Chief Accounting Officer of Cunningham Lindsey from September 2013 until he rejoined Kforce in March 2015. Prior to 2007 he was an Audit Senior Manager with Grant Thornton LLP.

David M. Kelly	Age:	51
Chief Financial Officer
Mr. Kelly has served as Kforce’s Senior Vice President and Chief Financial Officer since January 2013 and Corporate Secretary since February 2013. Mr. Kelly joined Kforce in 2000 and has served as Senior Vice President, Finance and Accounting from February 2009 to December 2012, Corporate Assistant Secretary from October 2010 to February 2013, Vice President, Finance from January 2005 to February 2009, Chief Accounting Officer from November 2000 to January 2005 and Group Financial Officer from January 2000 to November 2000. Before joining Kforce, Mr. Kelly served in various roles with different companies that included treasury director, vice president, and controller.

Joseph J. Liberatore	Age:	53
President
Mr. Liberatore has served as Kforce’s President since January 2013. He previously served as Corporate Secretary from February 2007 to February 2013, Chief Financial Officer from October 2004 to December 2012, Executive Vice President from July 2008 to December 2012, Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various other roles in Kforce (and its predecessors) since he joined the Firm in 1988.

Kye L. Mitchell	Age:	47
Chief Operations Officer
Ms. Mitchell has served as Kforce’s Chief Operations Officer since March 2016. Before her appointment as Chief Operations Officer, Ms. Mitchell served as Chief Operations Officer for the East Region from January 2013 to March 2016, Field President from January 2009 through December 2012, Market President from February 2006 to December 2008, and Market Vice President from February 2005 through January 2006. Ms. Mitchell joined Kforce in 2005 when Kforce acquired VistaRMS where she served as President.

14 Kforce 2017 Proxy Statement

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Our consolidated financial statements for the year ended December 31, 2016, have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board has selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2017, to provide review services for each of the quarters in the year then ended, and to perform other appropriate services. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make any other statements deemed appropriate.
Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000.
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS - FEE INFORMATION

Fee Type	2016	2015
Audit Fees (1)	$748,019	$759,679
Audit-Related Fees (2)	$11,500	$11,500
Tax Fees (3)	$—	$23,400
All Other Fees (4)	$2,895	$2,000

(1)	Represents fees associated with the annual audit and the review of our financial statements included in our Quarterly Reports on Form 10-Q.

(2)
Includes assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements, or other filings that are not captured under “Audit Fees” above. These services included consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, and other regulatory or standard-setting bodies; internal control reviews, including consultation, under Section 404 of the Sarbanes-Oxley Act of 2002; due diligence services and audits and accounting consultations related to dispositions.

(3)	Includes fees related to tax compliance, tax advice and tax planning.

(4)
Represents fees for an annual subscription to a Deloitte & Touche LLP research database and continuing education courses. The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITORS
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management periodically reports to the Audit Committee the pre-approved services provided by the independent auditors as well as the fees for the services performed.
During the year ended December 31, 2016, 100% of services were pre-approved by the Audit Committee in accordance with this policy.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

15 Kforce 2017 Proxy Statement

AUDIT COMMITTEE REPORT
Kforce Inc.’s Audit Committee is composed of three directors, all of whom the Board has determined to be independent within the meaning of the NASDAQ and SEC Rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.
Kforce Inc.’s management has primary responsibility for Kforce Inc.’s consolidated financial statements and for maintaining effective internal control over financial reporting. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on Kforce Inc.’s consolidated financial statements as to whether they present fairly, in all material respects, Kforce Inc.’s financial position, results of operations and cash flows, in conformity with GAAP and an opinion on the effectiveness of Kforce’s internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This opinion is based on their audits.
In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with Kforce Inc.’s management;

2.	The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301;

3.
The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and

4.
Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2017, and to provide review services for each of the quarters in the year ending December 31, 2017.

Submitted by the Audit Committee
Mark F. Furlong (Chairman)
John N. Allred
N. John Simmons
The foregoing report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

16 Kforce 2017 Proxy Statement

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report
The Compensation Committee of Kforce (the Committee) has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Kforce’s Annual Report on Form 10-K for the year ended December 31, 2016.
Submitted by the Compensation Committee
Elaine D. Rosen (Chair) ¦ Mark F. Furlong ¦ Ralph E. Struzziero

The foregoing report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.
EXECUTIVE SUMMARY
The CD&A primarily focuses on the compensation of our Named Executive Officers (NEOs) for the year ended December 31, 2016. Kforce’s “Active NEOs” for the year ended December 31, 2016 were:

•	David L. Dunkel, Chairman and Chief Executive Officer

•	Joseph J. Liberatore, President

•	David M. Kelly, Chief Financial Officer

•	Kye L. Mitchell, Chief Operations Officer

•	Peter M. Alonso, Chief Talent Officer
Jeffrey T. Neal, Chief Marketing Officer, has been included in the CD&A as an “Inactive NEO” because of his resignation effective August 31, 2016.
At the start of 2016, our Committee provided targeted salary increases to two of the Active NEOs to ensure they continued to align with market median targets.
During 2016, Kforce:

•	Did not achieve threshold levels of performance for our revenue and earnings per share annual incentive metrics.

•
Achieved above target levels of performance for our long-term incentive (LTI) metric; Kforce’s relative total shareholder return (TSR) over the past three years (January 1, 2014 through December 31, 2016) ranked in 4th place versus our industry peer group of 8 direct competitors.

As a result of our overall financial and TSR performances, our Committee provided:

•	No annual incentive payouts for Messrs. Dunkel and Liberatore and significantly lower payouts than 2015 for the other Active NEOs, based solely on the achievement of individual performance objectives.

•	LTI payouts somewhat lower than 2015 based on a relative TSR ranking drop of one place versus our industry peer group.
Overall, these outcomes reflected our performance against our 2016 financial goals, resulting in significant declines in the earned compensation provided to our NEOs in 2016.
Additionally, during 2016, the Committee made a change in the timing of the grant date for the LTI equity payouts. Kforce has historically granted LTI equity awards on the first business day of the year following the end of the performance period. As a result, the equity grants were not reported in the Summary Compensation Table in the year they were earned, but rather in the following year, creating difficulties for investors trying to evaluate the Company’s overall pay-for-performance outcomes.
For the performance period ending December 31, 2016, the grant date was shifted forward to the last day of the performance period. This administrative change resulted in two annual LTI equity grants being made during the year ended December 31, 2016 (one grant on January 4, 2016 for the performance period ending December 31, 2015 and one grant on December 31, 2016 for the performance period ending December 31, 2016). This change increased the compensation reported in the Summary Compensation Table for our NEOs in 2016.
The Committee made this change so that future equity grants will be made and, more importantly, reported in the Summary Compensation Table, within the year they are earned rather than in the year after they were earned, therefore providing investors with a greater understanding of pay-for-performance and, ultimately, eliminating the need for the supplemental Earned Compensation Table presented later in this report. It is expected that future fiscal years, beginning in 2017, will have only one LTI equity grant, to be made on the last day of the year.

17 Kforce 2017 Proxy Statement

OUR COMPENSATION PRINCIPLES, COMPONENTS, AND PRACTICES
What We Do / What We Don’t Do

What We Do		What We Don’t Do
●	Target Annual NEO Compensation at Market Median	●	Define Market Median by Comparison to Larger Companies
●	Ensure Performance-Based Compensation is the Largest Part of Total Compensation	●	Set Easy Financial Targets for Incentive Plans
●	Ensure Equity-Based LTI Compensation is the Largest Component of Performance-Based Compensation	●	Allow Repricing or Cash Buyouts of Previous Equity-Based LTI Grants
●	Provide Pay-for-Performance by Paying Higher Compensation for Above Median Performance and Lower Compensation for Below Median Performance	●	Allow Hedging or Pledging or Other Related Activities
●	Require Share Ownership	●	Create New Excise Tax Gross-ups
●	Maintain a Significant Clawback Policy	●	Provide Excessive Perquisites
●	Consider Tax Deductibility in Compensation Plan Design
Our Executive Compensation Philosophy and Practices
Our executive compensation philosophy is to attract, motivate and retain highly qualified executives who are able to maximize shareholder value. To carry out this philosophy, we have embraced the following principles intended to guide compensation design and administrative decisions made by the Committee, the Board and management.

Attract and Retain Key Executives
Attracting and retaining key executive talent is critical to the success of a staffing firm in which people represent the true “assets” of such a company. Understanding competitive market pay levels is essential to hiring and retaining qualified executives able to drive our long-term profitable growth. The Committee further believes it is important to be knowledgeable concerning best practices and how comparable organizations compensate their executives.
The Committee reviews compensation data from several independent sources. Our competitive market for executive talent is primarily staffing organizations; however, the Committee also reviews pay data for other professional service and consulting organizations that we believe are of comparable size and with similar business models.

Target Annual NEO Compensation at Market Median
The Committee believes executive compensation should be aligned with our financial and TSR performance. For the 2016 compensation program, we targeted the total pay level for our NEOs at the median of comparable companies. In addition, we believe the design of our pay programs provides a significant incentive to our NEOs to exceed targeted performance.

Ensure Performance-Based Compensation is the Largest Part of Total Compensation
The Committee designs the compensation framework with significant emphasis on performance-based compensation over fixed compensation, such as salaries, to motivate our NEOs to drive operational performance without encouraging unreasonable risk. Target performance-based compensation comprised 67-74% of target total direct compensation for our Active NEOs in 2016.

Ensure Equity-Based LTI Compensation is the Largest Component of Performance-Based Compensation
The Committee further believes equity-based LTI compensation should be the largest component of performance-based compensation to further focus executive efforts on long-term shareholder returns. Target equity LTI ranged from 60%-75% of target total performance-based compensation for our Active NEOs in 2016. We believe the opportunity to earn the designated equity LTI performance objectives motivates the achievement of higher relative TSR and to retain our executives for the long-term, given the denomination of earned Equity LTIs as time-based restricted stock with a five-year vesting period beginning upon grant.

Provide Pay-for-Performance by Paying Higher Compensation for Above Median Performance and Lower Compensation for Below Median Performance
The Committee believes our compensation programs should provide superior cash and equity compensation opportunities for superior performance. The Committee believes this structure results in significant relative shareholder value creation, while also creating a positive perception of Kforce in the highly competitive market for executive talent. The Committee also believes the opposite should be true by providing lower compensation for below median performance.

Require Share Ownership
The Committee believes our executives should have a personal financial stake in Kforce’s ongoing future success. Accordingly, equity-based LTIs play a significant role in our executive compensation program. In addition, all employees, including the NEOs, are eligible to purchase stock through the Kforce Inc. 2009 Employee Stock Purchase Plan.
To further align the interests of executives and long-term shareholders, our Board has adopted formal ownership guidelines (see below).

18 Kforce 2017 Proxy Statement

Consider Tax Deductibility in Compensation Plan Design
We consider possible tax consequences in the design of our executive compensation programs. However, tax consequences, including tax deductibility, are subject to many factors beyond our control. In addition, we believe it is important to retain maximum flexibility in designing compensation programs to meet stated corporate objectives. While we consider tax deductibility as one of the factors in designing our compensation programs, we do not limit compensation to those levels or types of compensation that will be fully deductible to Kforce. We will consider alternative forms of compensation, consistent with our compensation goals that preserve deductibility.

Set Challenging Performance Objectives
We work to set difficult but attainable financial performance objectives for our NEOs in the context of the annual incentive plan. This is particularly illustrated in 2016, a year in which threshold financial performance objectives were not attained and no payouts were made to the NEOs for financial performance within the annual incentive plan.

The Company’s compensation program has the following features for alignment with best practices:

Minimum Stock Ownership	Our Corporate Governance Guidelines include a stock ownership policy for our directors and executives. The minimum level of holdings for each position is as follows:
		Target Holding Level (Lesser Of)
	Position	Base Salary / Annual Retainer	Shares
	Director	3x	5,000
	Chief Executive Officer	5x	200,000
	President	3x	100,000
	Chief Financial Officer	2x	50,000
	Chief Operations Officer	2x	30,000
	Other members of Kforce’s Executive Leadership Team	0.5x	10,000

As of the Record Date, all Directors, NEOs and other members of our executive leadership were in compliance with the policy. In accordance with the policy, Directors have three years from the effective date of joining the Board to attain the ownership level; therefore, Mr. Mehl is deemed to be in compliance, even though his ownership level is not yet at the levels as described above.

Clawback Policy
Our Corporate Governance Guidelines includes a clawback policy applicable to all executive officers. Accordingly, in the event of a restatement of our financial statements as a result of the material noncompliance with any financial reporting requirements under the federal securities laws, the Board will, if determined appropriate, recover from current executives any incentive-based compensation paid for relevant performance periods beginning after March 30, 2012.

Equity Plan Features
None of our Stock Incentive Plans (as approved by shareholders in 2006, 2013 and 2016 and pending approval of Proposal 5 in 2017) permit repricing or cash buyouts of underwater options or stock appreciation rights without shareholder approval. The Committee believes the Plans are structured to avoid problematic pay practices and do not contain features that could be detrimental to shareholder interests.

Insider Trading, Anti-Pledging and Anti-Hedging
Our Insider Trading Policy governs the trading in our securities by directors, officers and employees and other persons who have or may have access to material, nonpublic information. The policy has the following restrictions:

	s	No trading while in the possession of material, nonpublic information
	s	No trading during designated black-out periods
	s	No trading without pre-approval (certain insiders)
	s	No margin accounts
	s	No pledging
	s	No hedging (including prepaid variable forwards, equity swaps, collars and exchange funds)
	s	No trading in any interest or position relating to future stock price , such as a puts, calls or short sales

Elimination of Excise Tax Gross-Up
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives that contain excise tax gross-up provisions in the event of a change-in-control event going forward. Since the Committee’s resolution, all new or amended executive employment agreements have excluded excise tax gross-up provisions; as a result, the only remaining employment agreements which continue to include excise tax gross-up provisions are with Messrs. Dunkel and Liberatore.

19 Kforce 2017 Proxy Statement

Roles and Responsibilities
Role of the Compensation Committee
The Committee, which consists entirely of independent directors, is responsible for development of the compensation principles that guide design of the Firm’s executive compensation program. It is also responsible for reviewing and approving Kforce’s overall compensation and employee benefit policies and practices and has concluded that the compensation policies and practices of the Firm do not create risks that are reasonably likely to have a material adverse effect on Kforce.
The Committee makes every effort to maintain its independence and objectivity. The Committee meets in executive session on a quarterly basis for discussions or decisions regarding executive compensation. While the Committee receives input from the CEO, President and the CFO and discusses compensation with them, the ultimate determination regarding the annual compensation of the CEO and other executive officers, including the NEOs, is in the Committee’s sole and absolute discretion. The Committee is committed to:

•	staying informed of current issues and emerging trends;

•	ensuring Kforce’s executive compensation program remains aligned with best practices and are in the best interest of the shareholders; and

•	establishing and maintaining a pay-for-performance executive compensation program consistent with our shareholders’ interests while providing appropriate incentives to our executives.
Role of the Compensation Consultant
Overall, the independent compensation consultant assists with various items, including evaluating and providing guidance with respect to: compliance with the approved compensation framework and alignment with performance; effectiveness of the compensation framework; and competitiveness of our executive compensation (including salary and annual and long-term incentives) as compared to the market.
During early 2016, the Committee had engaged Pearl Meyer, a national independent consulting firm, to serve as the Committee’s executive compensation advisor. In determining the NEO compensation framework, Pearl Meyer assisted in benchmarking Kforce’s NEO compensation framework against Kforce’s peer groups.
Pearl Meyer provided no services to the Firm other than executive compensation consulting services as requested by the Committee. The Committee assessed Pearl Meyer’s independence based on various factors and determined Pearl Meyer’s engagement, and the services provided by Pearl Meyer to the Committee, did not raise any conflict of interest.
During July 2016, the Committee undertook a periodic reassessment of its relationship with its independent consultant and decided to make a change to Pay Governance LLC, also a national independent consulting firm, to serve as the Committee’s consultant going forward. The Committee assessed Pay Governance’s independence based on various factors and determined Pay Governance’s engagement, and the anticipated services to be provided to the Committee, did not raise any conflicts of interest.
Peer Groups and Benchmarking
Kforce uses two distinct peer groups for the purposes of assessing and determining its executive compensation structure: (1) an industry peer group and (2) a separately designated peer group. While we understand the use of multiple peer groups may appear atypical to an external party, Kforce management and the Committee believe the two peer groups as described below support a strong executive compensation program.
The Committee uses both peer groups as a source for executive compensation benchmarking data and comparisons to Kforce’s executive compensation levels, for further insight into external compensation practices, and for determining specific performance-based compensation objectives.
Industry Peer Group
In determining the industry peer group, we focus on selecting publicly traded staffing companies active in recruiting and placing similar skill sets at similar types of clients. The specialty staffing industry is made up of thousands of companies, most of which are small local firms providing limited service offerings to a relatively small local client base. Based on a report published by Staffing Industry Analysts in 2016 regarding the largest staffing firms in the United States, we estimate Kforce is one of the 10 largest publicly-traded specialty staffing firms in the United States. In addition to the specific staffing industry in which companies operate, other primary criteria for this peer group selection includes peer company customers, revenue footprint (i.e., revenue derived from different industries as a percentage of total revenue), geographical presence, talent, capital, size (i.e., total revenue, market capitalization and domestic presence), complexity of operating model and companies with which we compete for executive level talent. Most importantly, we consider the companies in the industry peer group as our direct business competitors on a day-to-day basis and, as a result, their size and scope varies considerably.

20 Kforce 2017 Proxy Statement

In addition to using this peer group for the reasons note above, the industry peer group is specifically used in relative TSR performance-based objectives to determine LTI compensation. Additionally, the industry peer group is considered in more depth and has a greater impact on the annual incentive performance objectives than the separately designated peer group, due to the closer relationship to our industry and our desire to set such incentive performance objectives at or higher than industry expectations.
The 2016 Industry Peer Group consisted of the following companies:

CDI Corporation	ManpowerGroup Inc.	Robert Half International Inc.
Computer Task Group, Inc.	On Assignment, Inc.	TrueBlue, Inc.
Kelly Services, Inc.	Resources Connection, Inc.
The 2016 Industry Peer Group had the following financial statistics for 2016 (in thousands, except percentile rank):

	Revenue	Market Capitalization
25th Percentile	$835,333	$463,647
Median	$2,595,527	$957,530
75th Percentile	$5,256,999	$3,233,853

Kforce Inc.	$1,319,706	$619,057
Percentile Rank	37	37
Separately Designated Peer Group
The separately designated peer group is based on a broader set of peers, which are reasonably similar in terms of size (revenue and market cap) but may not be in the same industry. The primary objective for peer selection in this group is to apply the standards used by institutional shareholder advisory firms, which consist of similar industry classification codes, revenues and market capitalizations.
In addition to using this peer group for the reasons note above, the separately designated peer group is specifically used as a part of the relative TSR performance-based objectives to determine the ultimate payout for the LTI compensation for the CEO and the President. By incorporating this peer group into the performance metrics for Messrs. Dunkel and Liberatore, we believe their total compensation will closely align with performance as compared to this group.
The 2016 Separately Designated Peer Group consisted of the following companies:

Barrett Business Services, Inc.	Huron Consulting Group Inc.	On Assignment, Inc.
CDI Corporation	ICF International, Inc.	Resources Connection, Inc.
CEB Inc.	Insperity, Inc.	TrueBlue, Inc.
FTI Consulting, Inc.	Korn/Ferry International	Volt Information Sciences, Inc.
Heidrick & Struggles International, Inc.	Navigant Consulting, Inc.
The 2016 Separately Designated Peer Group had the following financial statistics for 2016 (in thousands, except percentile rank):

	Revenue	Market Capitalization
25th Percentile	$839,191	$491,284
Median	$1,109,789	$1,074,989
75th Percentile	$1,738,210	$1,640,382

Kforce Inc.	$1,319,706	$619,057
Percentile Rank	57	36
Consideration of Shareholder Feedback
We believe shareholder feedback helps to strengthen our governance practices and compensation framework. The feedback from both our annual shareholder outreach program, as well as the results of our advisory votes on executive compensation, enhances our understanding of our shareholders’ concerns and areas of focus. We remain committed to open and transparent communication, engagement with our shareholders and taking feedback into consideration. Our shareholders are invited to communicate with our directors either individually or as a group by writing to the attention of our Corporate Secretary at Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to Kforce’s Board.

21 Kforce 2017 Proxy Statement

During 2016, we reached out to our top 25 institutional shareholders, representing approximately 60% of our shares outstanding. Based on the feedback that we received, there were no criticisms or suggestions for significant changes to our NEO compensation programs.
Over the past several years, our “say on pay” proposal has received substantial support from our shareholders. The following shows the percentage of votes (excluding brokers non-votes) cast “for” the advisory vote to approve executive compensation:
The Compensation Committee believes the 2016 voting results reflect our shareholders’ support of our overall NEO compensation framework and indicates approval of executive compensation paid in the context of our performance results.
2016 NAMED EXECUTIVE OFFICER COMPENSATION
Financial and Operational Summary
The following presents a graphical summary of recent key financial results, followed by further commentary on the next page.

*Net service revenues for 2014 excludes HIM given its disposition in August 2014.	**EPS for 2014 excludes earnings and the gain on sale related to HIM, given its disposition in August 2014.

22 Kforce 2017 Proxy Statement

Our 2016 revenues were roughly equal to 2015 revenues primarily due to reduced revenues in our temporary technology staffing segment as a result of certain significant organizational changes within a number of several large clients offset by growth in temporary finance and accounting staffing, although the growth rate slowed from the year prior due to challenging comparisons. The 2016 EPS reduction was primarily driven by severance costs associated with realignment activities focused on further streamlining our organization, costs associated with a large investment in refining our sales methodology, messaging and process, and a reduction in our gross profit as a result of higher benefit costs during the year and spread compression within our large client portfolio where certain of these clients have, in many cases, narrowed the number of vendor partners that they are looking to do business with and are leveraging volume-based rebates in exchange for this increased concentration of business. Although we have taken several actions we believe have laid a solid foundation for a reacceleration of revenue growth and improved profitability objectives for 2017, the 2016 financial results have resulted in no financial performance-based annual incentives for our NEOs.
Although Kforce’s three-year TSR results in absolute terms were down during 2016 in an uncertain market, the relative TSR versus our peer groups was still robust. The continued strength in TSR results relative to our peer groups resulted in fairly strong equity incentives for our NEOs.
During 2016, we continued to evolve and make progress on our strategic initiatives including: (1) enhancing our sales methodology and training of our sales associates to engage in more strategic conversations and shape solutions with our clients; (2) balancing investment in our revenue-generating talent appropriately across our service offerings and allocating the talent toward markets, products, industries and clients that we believe present Kforce with the greatest opportunity for profitable revenue growth; (3) consolidating our sales and delivery organization and certain revenue-enabling support functions in an effort to allow us to more effectively compete for business, particularly with our largest customers; and (4) upgrading existing technology systems and implementing new technologies that allow us to more effectively and efficiently serve our clients, candidates and consultants and improve the productivity and scalability of our organization. These achievements resulted in strong objectives-based annual incentives for certain of our NEOs.
Additionally during 2016, we continued to return capital not needed to operate the business to our shareholders by completing four quarterly dividends of $0.12 per share, and repurchasing 2.3 million shares under our Board-authorized common stock repurchase program. The dollar amounts of these activities are as follows:
We believe the financial and operational results as discussed above are reflective of the payouts made for 2016, which is illustrated within the Earned Compensation Table below.
2016 NEO Compensation Components, Results and Determinations
The section below discusses the compensation components, results and determinations as it relates to the 2016 NEOs, and reflects the 2016-2018 NEO compensation framework design.
Our practice is to develop a three-year NEO compensation framework. The framework for the 2016-2018 period, as approved by the Committee, targets total annual NEO compensation at the market median for market median performance.
The components of the 2016-2018 framework include salary, annual incentive compensation and LTI compensation.

•
The annual incentive compensation is primarily based on revenue and EPS financial targets, which we believe serve to drive shareholder returns, and, to a lesser extent, also based on individual performance objectives.

•	The LTI compensation is based on Kforce’s TSR performance over a three-year measurement period relative to the specified peer groups.

23 Kforce 2017 Proxy Statement

The Committee emphasizes the use of variable performance-based compensation over fixed compensation to effectively motivate our NEOs to drive operational performance. The charts below show fixed compensation (equal to salary), annual incentive compensation and LTI compensation, each as a percentage of total direct compensation (TDC) for the CEO and for the other Active NEOs in the aggregate for 2016. We define TDC as the amount of total compensation derived from salary, annual incentives and LTI. The charts below show the amounts for annual incentives and LTIs at target, based on the 2016-2018 framework:

2016 COMPENSATION AT TARGET
The charts below summarize the actual outcomes for 2016, which represent:

•	The payment of lower than target annual incentive levels, as a result of not meeting the threshold performance levels for our revenue and EPS financial goals for 2016.

•	The payment of above median LTIs, representing above median relative TSR for the 2014-2016 measurement period.

2016 ACTUAL COMPENSATION PAYOUTS
We discuss each pay program separately below in more detail.
Base Salaries
It is generally the Committee’s desire to provide periodic salary increases (i.e. every three to five years) to the NEOs and not annual salary increases. For 2016, base salaries for the NEOs were targeted at the market median. Pearl Meyer assessed market median salaries during 2015 and as a result of that study, the Committee provided salary increases for two of the Active NEOs as noted below. These increases were made to align with the competitive market and also reflect performance above expectations by the incumbents.
The Committee did not provide any salary increases for any of the Active NEOs as of January 1, 2017 for the 2017 fiscal year.

24 Kforce 2017 Proxy Statement

The following table provides the base salary for each NEO for 2015 and 2016 (increased based on market median data), and the approved amounts for 2017 (which remain the same as 2016):

Name	2015 Salary	2016 Salary	2017 Salary
David L. Dunkel	$800,000	$800,000	$800,000
Joseph J. Liberatore	$600,000	$600,000	$600,000
David M. Kelly	$375,000	$480,000	$480,000
Kye L. Mitchell	$350,000	$480,000	$480,000
Peter M. Alonso	N/A	$375,000	$375,000
Jeffrey T. Neal (1)	$350,000	$425,000	N/A

(1)	Mr. Neal did not receive a full annual salary due to his resignation effective August 31, 2016.
Annual Incentive Compensation
Annual incentive compensation for 2016 was targeted at the median of our peer groups. Actual payout levels of the annual incentive awards may be above or below target based on actual performance. In addition, our annual incentive awards require minimum performance thresholds for any payout to occur for specific performance measures and objectives. We believe the annual incentive, which consists of a performance-based incentive and an objective-based incentive, effectively motivates our NEOs to drive operational performance without encouraging unreasonable risk. The Committee believes the achievement of performance goals related to certain business criteria determined at the beginning of the performance period will result in profitable year-over-year growth and sustainable long-term shareholder value creation.
The annual incentive compensation for our NEOs consists of different components:

1.
A performance-based incentive which is structured pursuant to the Kforce Inc. Amended and Restated Performance Incentive Plan previously approved by our shareholders (the Performance Incentive). The 2016 Performance Incentive represented 80% of the total target incentive award and required achievement of annual revenue (40%) and EPS (40%) performance goals based on year-over-year growth rates.

2.	An objectives-based incentive based on individual accomplishments and management business objectives (the MBO Incentive). The MBO Incentive represented 20% of the total target incentive award.
Each component is calculated as follows: [(Salary) x (Target Annual Incentive Percentage) x (Target Annual Incentive Allocation Percentage) x (Payout Percentage of Target)].
The Target Annual Incentive Percentages used to calculate the 2016 annual incentive awards were selected to align target pay to market median compensation for market median performance. The Target Annual Incentive and allocation across each component is shown below.

		2016 Target Annual Incentive		2016 Target Annual Incentive Allocations
Name	2016 Salary	%	$	Revenue (40%)	EPS (40%)	MBO (20%)
David L. Dunkel	$800,000	100%	$800,000	$320,000	$320,000	$160,000
Joseph J. Liberatore	$600,000	90%	$540,000	$216,000	$216,000	$108,000
David M. Kelly	$480,000	90%	$432,000	$172,800	$172,800	$86,400
Kye L. Mitchell	$480,000	90%	$432,000	$172,800	$172,800	$86,400
Peter M. Alonso	$375,000	50%	$187,500	$75,000	$75,000	$37,500
Jeffrey T. Neal	$425,000	85%	$361,250	$144,500	$144,500	$72,250
The following table provides the potential performance-based incentive payout ranges as determined by the Committee, based on revenue and EPS performance. Total Annual Revenue and Diluted EPS amounts that fall between the noted Threshold and Maximum performance levels in the table below are interpolated.

	Total Annual Revenue (in millions)	Payout % of Target	Diluted EPS	Payout % of Target
Threshold	$1,385	25%	$1.67	25%
Target	$1,425	100%	$1.75	100%
Maximum	$1,478	200%	$1.90	200%
For 2016, Kforce had revenue of $1.3 billion and diluted EPS of $1.25. As shown, we did not meet threshold levels of performance expected for the financial performance objectives and, as a result, did not make annual incentive payments for Performance Incentive achievement.

25 Kforce 2017 Proxy Statement

For purposes of the MBO Incentive, the Committee considered each individual’s accomplishments based on management business objectives and overall operational performance. As with the Performance Incentive goals, the Committee strives to set the individual goals at levels intended to effectively motivate superior operational performance without encouraging unreasonable risk. During 2016, the Firm undertook several actions to support our longer-term strategy. Some of the key actions driven by certain of our NEOs were: (1) to consolidate and streamline our sales and delivery organization, which has allowed us to more effectively deploy our talent to meet customer needs, (2) to rebalance our revenue-generating talent between sales and delivery to better position our sales and delivery teams to operate with greater consistency and discipline to improve the partnership with our clients, candidates and consultants, (3) to effectively focus on our sales transformation initiative through a significant investment to enhance our sales methodology and train our sales associates to engage in more strategic conversations and shape solutions with our customers. These achievements resulted in maximum MBO Incentive achievement for certain of our NEOs.
The annual incentives earned in 2016 for each NEO is shown in the table below:

		2016 Achievement as a % of Target			2016 Incentive Payouts
Name	Target Annual Incentive	Revenue (40%)	EPS (40%)	MBO (20%)	Revenue	EPS	MBO	Total
David L. Dunkel	$800,000	—%	—%	—%	$—	$—	$—	$—
Joseph J. Liberatore	$540,000	—%	—%	—%	$—	$—	$—	$—
David M. Kelly	$432,000	—%	—%	200%	$—	$—	$172,800	$172,800
Kye L. Mitchell	$432,000	—%	—%	200%	$—	$—	$172,800	$172,800
Peter M. Alonso	$187,500	—%	—%	200%	$—	$—	$75,000	$75,000
Jeffrey T. Neal (1)	$361,250	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Mr. Neal’s annual incentive was not applicable as a result of his resignation effective August 31, 2016.
Long-Term Incentives
LTI performance objectives are set to align executive and shareholder interests and are based on relative TSR performance against the two peer groups described above.

1.	For all NEOs, LTI performance objectives are based on Kforce’s TSR performance over a three-year measurement period relative to the Industry Peer Group;

2.	For only the CEO and the President, LTI performance objectives are also based on Kforce’s TSR performance over a three-year measurement period relative to the Separately Designated Peer Group.
LTI payouts for performance relative to the Industry Peer Group are awarded by the Committee in the form of a restricted stock grant that has a five-year time-based vesting period. The CEO’s and the President’s LTI payouts for performance relative to the Separately Designated Peer Group are subject to a potential downward adjustment (reduction or elimination) to the value of the restricted stock award, or a supplement to their restricted stock awards with a cash component. Actual payout levels for the LTI may be above or below target based on actual performance, and require minimum performance thresholds for any payout to occur.
The LTI restricted stock awards have historically been granted on the first business day of the year following the end of the performance period, which has created a misalignment between the Summary Compensation Table (SCT) presentation of compensation and earned NEO compensation in any given year. Therefore, we include discussions around two years of LTI restricted stock awards (so that both the SCT presentation of equity awards granted during a given year and the earned LTI compensation can be explained):

1.
Awards earned in 2015 related to the three-year measurement period January 1, 2013 through December 31, 2015, which were granted on January 4, 2016 and previously discussed in our 2016 proxy statement; and

2.	Awards earned in 2016 related to the three-year measurement period January 1, 2014 through December 31, 2016.
In order to rectify the misalignment created by our historical grant date practices and to create a clearer and more transparent picture of our NEO compensation in the future, the Committee made a change in the timing of the grant date for the LTI restricted stock awards. Rather than granting the restricted stock awards for the performance period ending December 31, 2016 on the first business day of 2017, the Committee shifted the grant date forward to the last day of the performance period. This administrative change resulted in two annual LTI restricted stock grants being completed during the year ended December 31, 2016.
Both the 2015 LTI awards and the 2016 LTI awards are included in the 2016 SCT in this proxy statement despite the fact that the 2015 LTI awards were earned based on prior year performance objectives. This simple change caused all of our NEOs’ total compensation figures in the SCT to be higher in 2016 by the amount of the 2016 LTI award. 2016 is the only year for such an occurrence as it is expected that future years, beginning in 2017, will have only one LTI restricted stock grant.

26 Kforce 2017 Proxy Statement

The LTI compensation was based on relative TSR performance over the corresponding measurement period versus the Industry Peer Group (which had no changes between 2015 and 2016). The dollar amount of the payouts were calculated from a scaled LTI pool, which the Committee set at a dollar amount not to exceed the lesser of 2% market capitalization or $13 million in the aggregate. In essence, the Committee provides higher awards for better relative TSR performance and lower awards for lower TSR performance. The value of the LTI pool for the awards, as well as the percentage of the pool allocated to each of the NEOs was determined as described in the following chart. There was a change in the percentage of the pool allocated to Mr. Kelly and Ms. Mitchell from 2015 to 2016, which reflected updated market median data, as shown below:

Industry Peer Group Relative TSR Rank:	1	2	3	4	5	6-8	9
Industry Peer Group Relative TSR Percentile Ranking :	100	87	75	62	50	37-12	0
Total Value of LTI Pool ($ in Millions):	$13	$12	$11	$10	$9	$8	None
	% of LTI Pool Based on TSR Rank/Percentile Ranking
David L. Dunkel	16.7%	16.7%	16.7%	16.7%	16.7%	15.0%	—%
Joseph J. Liberatore	13.3%	13.3%	13.3%	13.3%	13.3%	12.0%	—%
David M. Kelly
2013-2015 Measurement Period	7.5%	7.3%	7.0%	6.6%	6.2%	5.6%	—%
2014-2016 Measurement Period	8.3%	8.2%	8.2%	8.1%	8.1%	7.5%	—%
Kye L. Mitchell
2013-2015 Measurement Period	7.5%	7.3%	7.0%	6.6%	6.2%	5.6%	—%
2014-2016 Measurement Period	8.1%	7.9%	7.7%	7.5%	7.2%	6.6%	—%
Peter M. Alonso	7.5%	7.3%	7.0%	6.6%	6.2%	5.6%	—%
Jeffrey T. Neal	7.5%	7.3%	7.0%	6.6%	6.2%	5.6%	—%
These percentages were selected to align target pay to market median compensation. The remainder of the LTI pool is allocated to other employees below the NEO level, depending on their level of management.
In 2016, the LTI compensation for our CEO and President was also based on Kforce’s TSR performance relative to our 2016 Separately Designated Peer Group during a measurement period of January 1, 2014 through December 31, 2016. Based on this separate performance metric, there was a potential adjustment to our CEO’s and President’s respective LTI restricted stock awards, either by a reduction or elimination, or by a supplement to their restricted stock awards with a cash LTI component. The adjustment was based on a performance multiplier determined by our TSR performance percentile ranking within the 2016 Separately Designated Peer Group. This performance metric for LTI compensation was incorporated into the compensation framework for our CEO and President to align pay to the performance of a broader set of peers which are reasonably similar in terms of size but may not be in the same industry. Additionally, the LTI compensation at the highest performance achievement levels was intentionally structured to be paid in cash to preserve equity for grants to other key employees and in recognition that the CEO and President already have substantial equity holdings to align their interests with shareholders.
The performance multipliers were structured as follows:

Separately Designated Peer Group Relative TSR Percentile Ranking	CEO Performance Multiplier	President Performance Multiplier	LTI Compensation Impact
0-25	0%	0%	No Payout of Restricted Stock Award
26-50	50%	75%	Reduction in Restricted Stock Award
51-75	100%	100%	No Change in Restricted Stock Award
76-100	150%	125%	Additional Cash LTI Payout

27 Kforce 2017 Proxy Statement

The table below illustrates the key performance results and resulting grant information for each of the awards.

Measurement Period	TSR Performance	Industry Peer Group Relative TSR Rank	Separately Designated Peer Group Relative TSR Percentile Ranking	Resulting LTI Pool	Total Dollar Value of Pool Utilized	Grant Date of Restricted Stock Award	Grant Date Closing Stock Price
2013-2015	84%	3rd	81st	$11 million	$11 million	January 4, 2016	$23.91
2014-2016	20%	4th	57th	$10 million	$9.2 million	December 31, 2016	$23.10
The total dollar value of the pool utilized for the 2014-2016 measurement period was less than the full $10 million due to changes within the Firm’s allocation to other employees below the NEO level.
The tables below illustrate the LTI restricted stock payout amounts (including the number of shares and the grant date fair value), which are included in the 2016 SCT. The Committee believes the restricted stock awards’ vesting requirements of 20% annually over a period of five years further aligns compensation with our long-term performance and our shareholders’ interests, and acts as a retention vehicle for these executives.

	2013-2015 Measurement Period Awards (Granted January 4, 2016)
Name	# of Shares	Grant Date Fair Value
David L. Dunkel	76,746	$1,834,997
Joseph J. Liberatore	61,202	$1,463,340
David M. Kelly	32,100	$767,511
Kye L. Mitchell	32,100	$767,511
Peter M. Alonso	32,100	$767,511
Jeffrey T. Neal	32,100	$767,511

	2014-2016 Measurement Period Awards (Granted December 31, 2016)
Name	# of Shares	Grant Date Fair Value
David L. Dunkel	72,294	$1,669,991
Joseph J. Liberatore	57,792	$1,334,995
David M. Kelly	35,173	$812,496
Kye L. Mitchell	32,468	$750,011
Peter M. Alonso	28,571	$659,990
Jeffrey T. Neal (1)	N/A	N/A

(1)	Mr. Neal received no award for the 2014-2016 measurement period as a result of his resignation effective August 31, 2016
For 2016, Messrs. Dunkel and Liberatore received no cash LTI payout.
Earned Compensation Table for Corresponding Year of Performance
We believe the presentation in the SCT does not accurately show the actual compensation earned by the NEOs in any given year based on that year’s performance. We believe the misalignment between the disclosures in the SCT and the actual earned compensation results from the following:

•
The LTI restricted stock grants historically occurring on the first business day of each fiscal year were based on our relative TSR performance for a measurement period ending in the prior year. As a result, the value of the awards are reflected as compensation in the SCT in the year of grant rather than in the performance year the award is earned.

•
The values from pension and other compensation columns of the SCT are not performance-based and change based on factors unrelated to performance such as changes in long-term interest rates (a key factor in calculating pension values).

We have created the following Earned Compensation for Corresponding Year of Performance Table (“ECT”) that we believe corrects these misalignments and provides a more appropriate measure and comparison for our shareholders.
We believe the ECT provides a better illustration of the pay-for-performance measures built into our executive compensation programs. As such, we believe the following ECT should be used by our shareholders in their evaluation and voting on our executive compensation proposal (Proposal 3) within this Proxy Statement. However, due to the shift in the timing of the LTI grants as discussed above, it is our intention to remove this additional table in future years.

28 Kforce 2017 Proxy Statement

	Earned Compensation for Corresponding Year of Performance					Financial and Shareholder Performance
Name and Principal Position	Year	Salary	Annual Incentive (1)	Long-term Incentive (2)	Total Direct Compensation (3)	(Adjusted) Revenue (4)	(Adjusted) EPS (4)	3 Year TSR Performance	TSR Rank in Industry Peer Group
David L. Dunkel,	2016	$800,000	$—	$1,669,991	$2,469,991	$1,319,706	$1.25	20.0%	4th
Chief Executive Officer	2015	$800,000	$940,000	$2,752,497	$4,492,497	$1,319,238	$1.52	84.0%	3rd
	2014	$800,000	$3,258,000	$2,360,001	$6,418,001	$1,319,937	$1.24	116.4%	3rd
Joseph J. Liberatore,	2016	$600,000	$—	$1,334,995	$1,934,995	$1,319,706	$1.25	20.0%	4th
President	2015	$600,000	$634,500	$1,829,173	$3,063,673	$1,319,238	$1.52	84.0%	3rd
	2014	$600,000	$2,152,400	$2,079,993	$4,832,393	$1,319,937	$1.24	116.4%	3rd
David M. Kelly,	2016	$480,000	$172,800	$812,496	$1,465,296	$1,319,706	$1.25	20.0%	4th
Chief Financial Officer	2015	$375,000	$330,469	$767,511	$1,472,980	$1,319,238	$1.52	84.0%	3rd
	2014	$375,000	$1,247,750	$1,451,498	$3,074,248	$1,319,937	$1.24	116.4%	3rd
Kye L. Mitchell,	2016	$480,000	$172,800	$750,011	$1,402,811	$1,319,706	$1.25	20.0%	4th
Chief Operations Officer	2015	$350,000	$257,344	$767,511	$1,374,855	$1,319,238	$1.52	84.0%	3rd
	2014	$350,000	$370,625	$1,451,498	$2,172,123	$1,319,937	$1.24	116.4%	3rd
Peter M. Alonso,	2016	$375,000	$75,000	$659,990	$1,109,990	$1,319,706	$1.25	20.0%	4th
Chief Talent Officer
Jeffrey T. Neal, (5)	2016	$283,333	$—	$—	$283,333	$1,319,706	$1.25	20.0%	4th
Chief Marketing Officer	2015	$350,000	$496,344	$767,511	$1,613,855	$1,319,238	$1.52	84.0%	3rd
	2014	$350,000	$783,125	$1,451,498	$2,584,623	$1,319,937	$1.24	116.4%	3rd

(1)
For 2014, this value includes amounts earned by Messrs. Dunkel, Liberatore and Kelly related to a transaction-related bonus for the sale of our HIM segment as approved by the Committee in August 2014 of $1,710,000, $1,110,000 and $684,000, respectively.

(2)
Reflects a realignment of equity LTI awards to the corresponding year of performance. Historical grants of equity LTI awards made on the first business day of a particular year are reflected in the immediately preceding year, which corresponds to the performance period for those awards. However, the restricted stock grant made on December 31, 2016 is reflected in 2016, as it relates to the 2016 performance period.

a. For 2015, this value includes amounts earned by Messrs. Dunkel and Liberatore related to the cash LTI of $917,500 and, $365,833, respectively.
b. For 2014, this value includes amounts earned by Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell related to: (1) an additional LTI to align these awards with a planned increased LTI pool amount for 2015 of $785,009, $629,990, $277,500, $277,500 and $277,500, respectively, and (2) an additional LTI restricted share award as approved by the Committee in August 2014 for retention and due to the annual review of compensation targets of $0, $610,000, $684,000, $684,000 and $684,000, respectively. This value also includes the amount earned by Mr. Dunkel related to the cash LTI of $525,000. Mr. Liberatore was not eligible for such an award in 2014.

(3)	Total direct compensation is the sum of salary, annual incentive and LTI earned for the corresponding year of performance.

(4)
Revenue presented in thousands ($000s). Adjusted revenue for fiscal year 2014 includes actual and forecasted revenue for HIM given its disposition in August 2014. Revenue from continuing operations (excluding HIM) for fiscal year 2014 was $1,217,331. Adjusted EPS for fiscal year 2014 includes non-GAAP annualized adjusted earnings from HIM, but excludes the gain from the disposition of HIM. EPS from continuing operations (excluding HIM) for fiscal year 2014 was $0.93.

(5)	Mr. Neal resigned effective August 31, 2016.

This table shows significant declines in TDC over the period of 2014-2016, reflecting our declining absolute TSR performance and the general flattening of our financial performance in terms of revenue growth and EPS during that period. We believe this table better illustrates the pay-for-performance alignment of our compensation programs than the SCT.
Other Compensation Practices, Policies and Information
The following benefit plans discussed below are available to our NEOs. The Committee takes into account the benefits expected to be received under the plans described below when it calculates overall compensation for senior executives.

Kforce Nonqualified Deferred Compensation Plan
Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer all or part of their compensation to later years. Amounts deferred are indexed to investment options selected by the eligible employees and increase or decrease in value based upon the performance of the selected investments. Eligible employees are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of certain participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually as approved by the Board. Only Mr. Neal contributed to the deferred compensation plan during 2016 and received a matching contribution as shown in the Summary Compensation Table and Nonqualified Deferred Compensation table.

29 Kforce 2017 Proxy Statement

Kforce Inc. Supplemental Executive Retirement Plan
During 2006, Kforce adopted a Supplemental Executive Retirement Plan (SERP) for all NEOs. Of the Active NEOs, only Messrs. Dunkel and Liberatore participate in the SERP. The Committee previously determined to not allow any additional participants into the SERP. The primary goals of the SERP are to create an additional wealth accumulation opportunity, restore lost qualified pension benefits due to government limitations and retain our covered executive officers. The SERP will be funded entirely by Kforce, and benefits are taxable to the executive officer upon receipt and deductible by Kforce when paid. Benefits payable under the SERP upon the occurrence of a qualifying distribution event, as defined, are targeted at 45% of the covered executive officers’ average salary and annual incentive, as defined, from the three years in which the covered executive officer earned the highest salary and annual incentive during the last 10 years of employment, which is subject to adjustment for retirement prior to the normal retirement age and the participant’s vesting percentage. Benefits under the SERP are based on the lump sum present value but may be paid over the life of the covered executive officer or 10-year annuity, as elected by the covered executive officer upon commencement of participation in the SERP. Normal retirement age under the SERP is defined as age 65. Vesting under the plan is defined as 100% upon a participant’s attainment of age 55 and 10 years of service and 0% prior to a participant’s attainment of age 55 and 10 years of service. Full vesting also occurs if a participant with five years or more of service is involuntarily terminated by Kforce without cause or upon death, disability or a change in control. Certain conditions allow for early retirement as early as age 55. The benefits under the SERP are reduced for a participant who has not either reached age 62 and 10 years of service or age 55 and 25 years of service with a percentage reduction up to the normal retirement age. The NEOs were not credited with any years of service prior to December 31, 2006, the effective date of the plan. On each anniversary of the effective date, each NEO is credited with a year of service.
The Committee believes the SERP provides significant retention benefits for the participants.

Kforce Supplemental Executive Retirement Health Plan
During 2007, Kforce adopted a Supplemental Executive Retirement Health Plan (SERHP) for all NEOs. The primary goal of the SERHP was to provide postretirement health and welfare benefits to all NEOs, if qualified and elected. The vesting and eligibility requirements mirrored that of the SERP and no advance funding was required by Kforce or the participants.
During 2014, the Committee determined that as a result of increasing costs and risks associated with the SERHP, as well as the changing healthcare environment, the Firm should no longer offer retiree benefits to retired executives pursuant to the SERHP. The Firm settled and satisfied all obligations related to the SERHP by making a lump sum payment to all participants based upon actuarial valuations of the present value of the currently anticipated future obligation.

Employment, Severance and Change in Control Agreements
Kforce has employment agreements with each of its NEOs, which provide for severance payments under certain termination circumstances, including termination following a change in control, as defined in the employment agreements. The Committee has determined it is in Kforce’s and its shareholders’ best interests to recognize the contributions of the NEOs to Kforce’s business and to retain the NEOs’ services. These agreements have been amended from time to time, most recently in December 2008 for purposes of bringing them into compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and interpretive guidance issued thereunder. The specific amounts the NEOs would receive under the employment agreements are described in the “Potential Payments Upon Termination or Change in Control” section below. The Committee believes the employment agreements are an essential component of the executive compensation program and are helpful in attracting and retaining executive talent in a competitive market. The Committee periodically reviews the benefits provided under the employment agreements to determine that they continue to serve Kforce’s interests in providing significant retention benefits to these key executives, are consistent with market practice and are reasonable.
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward.

Perquisites and Other Personal Benefits	Kforce does not provide any perquisites or other personal benefits to its NEOs.

30 Kforce 2017 Proxy Statement

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
For Fiscal Years Ended December 31, 2016, 2015 and 2014

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)(6)	All Other Compensation ($)(7)	Total ($)
David L. Dunkel	2016	$800,000	$—	$3,504,988	$—	$—	$1,450,087	$67,289	$5,822,364
Chief Executive Officer	2015	$800,000	$—	$1,835,001	$—	$1,857,500	$1,181,046	$34,471	$5,708,018
	2014	$800,000	$1,710,000	$—	$—	$2,073,000	$1,907,904	$328,274	$6,819,178
Joseph J. Liberatore	2016	$600,000	$—	$2,798,335	$—	$—	$197,109	$88,151	$3,683,595
President	2015	$600,000	$—	$1,469,993	$—	$1,000,333	$313,855	$71,746	$3,455,927
	2014	$600,000	$1,110,000	$1,090,003	$—	$1,042,400	$583,175	$539,025	$4,964,603
David M. Kelly	2016	$480,000	$—	$1,580,007	$—	$172,800	$—	$50,220	$2,283,027
Chief Financial Officer	2015	$375,000	$—	$767,498	$—	$330,469	$—	$41,148	$1,514,115
	2014	$375,000	$684,000	$964,010	$—	$563,750	$—	$21,292	$2,608,052
Kye L. Mitchell	2016	$480,000	$—	$1,517,522	$—	$172,800	$—	$50,220	$2,220,542
Chief Operations Officer	2015	$350,000	$—	$767,498	$—	$257,344	$—	$41,148	$1,415,990
	2014	$350,000	$—	$964,010	$—	$370,625	$—	$21,292	$1,705,927
Peter M. Alonso	2016	$375,000	$—	$1,427,501	$—	$75,000	$—	$48,420	$1,925,921
Chief Talent Officer
Jeffrey T. Neal	2016	$283,333	$—	$767,511	$—	$—	$—	$1,377,849	$2,428,693
Chief Marketing Officer	2015	$350,000	$—	$767,498	$—	$496,344	$5,370	$41,148	$1,660,360
	2014	$350,000	$—	$964,010	$—	$783,125	$6,471	$21,292	$2,124,898

(1)	Represents each NEO’s salary earned during the respective year.

(2)
For 2014, represents transaction-related bonuses for the sale of our HIM segment for Messrs. Dunkel, Liberatore and Kelly, which were awarded in the form of cash for Mr. Dunkel and common stock for Messrs. Liberatore and Kelly.

(3)
As discussed in the CD&A above, the amounts reported for 2016 include two years’ worth of LTI restricted stock awards due to an administrative change in the timing of the annual grant date. The amounts for 2015 and 2014 reflect LTI restricted stock awards granted in these fiscal years, which does not correlate to the related period of performance.

(4)
Represents annual incentive compensation earned by the NEOs during each of 2016, 2015 and 2014; this column also includes the cash LTI for Messrs. Dunkel and Liberatore in 2015, and for Mr. Dunkel in 2014.

(5)
For Messrs. Dunkel and Liberatore, the amounts in this column represent the aggregate change in the accumulated benefit obligation for the SERP using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2016, 2015 and 2014. See the Pension Benefits table below for more detail and discussion. The significant increases to the accumulated benefit obligation were primarily related to a decrease in interest rates from prior years and the related impact on the discount rate utilized in the valuation; there were no changes made to the plan during the year and no increases to the benefits provided to the NEOs.

(6)
For Mr. Neal, the amount in this column represents the matching contribution made by Kforce to the Nonqualified Deferred Compensation Plan for 2015 and 2014. Of the NEOs, Messrs. Dunkel and Neal are the only current participants in Kforce’s Nonqualified Deferred Compensation Plan. There were no above-market or preferential earnings generated during 2016, 2015 or 2014, thus, there are no amounts included in the All Other Compensation column related to nonqualified deferred compensation earnings. See the Nonqualified Deferred Compensation table below for more detail on the activity during 2016 and balances maintained as of December 31, 2016.

31 Kforce 2017 Proxy Statement

(7)	The “All Other Compensation” column includes:

Name	Year	Dividends (a)	Defined Contribution Plans (b)	One-Time Payouts (c)(d)	Total
David L. Dunkel	2016	$67,289	$—	$—	$67,289
	2015	$34,471	$—	$—	$34,471
	2014	$—	$—	$328,274	$328,274
Joseph J. Liberatore	2016	$88,151	$—	$—	$88,151
	2015	$71,746	$—	$—	$71,746
	2014	$43,208	$—	$495,817	$539,025
David M. Kelly	2016	$48,420	$1,800	$—	$50,220
	2015	$39,348	$1,800	$—	$41,148
	2014	$19,542	$1,750	$—	$21,292
Kye L. Mitchell	2016	$48,420	$1,800	$—	$50,220
	2015	$39,348	$1,800	$—	$41,148
	2014	$19,542	$1,750	$—	$21,292
Peter M. Alonso	2016	$48,420	$—	$—	$48,420
Jeffrey T. Neal	2016	$24,939	$—	$1,352,910	$1,377,849
	2015	$39,348	$1,800	$—	$41,148
	2014	$19,542	$1,750	$—	$21,292

(a)
The amounts reported in this column reflect the dollar value of dividend equivalents credited on unvested restricted stock in the form of additional shares of restricted stock. The amounts shown in this column for 2014 should have been reflected in the “All Other Compensation” column of the Summary Compensation Table for our proxy statement covering 2014 but were inadvertently omitted.

(b)	The amounts reported in this column reflect the dollar value of matching contributions made by Kforce each respective year attributable to our defined contribution 401(k) plan.

(c)
For 2014, the amounts reflected in this column for Messrs. Dunkel and Liberatore are the payments received as a settlement of the SERHP in excess of the accumulated benefit obligation as of December 31, 2013.

(d)
The amount included for Mr. Neal for 2016 represents severance (as described in Section 9 of his employment agreement) in the amount of $1,264,735 as well as $88,175 related to an accrued PTO balance as of August 31, 2016.

32 Kforce 2017 Proxy Statement

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2016

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock	Grant Date Fair Value
			Threshold ($)	Target ($)	Maximum ($)
David L. Dunkel	Annual Incentive (1)	2/5/2016; 12/31/2016	$200,000	$800,000	$1,600,000	—	$—
	Equity LTI (2)	1/4/2016	$—	$—	$—	76,746	$1,834,997
	Equity LTI (3)	12/31/2016	$—	$—	$—	72,294	$1,669,991
	Cash LTI (4)	2/5/2016; 12/31/2016	$—	$—	$1,085,000	—	$—
Joseph J. Liberatore	Annual Incentive (1)	2/5/2016; 12/31/2016	$135,000	$540,000	$1,080,000	—	$—
	Equity LTI (2)	1/4/2016	$—	$—	$—	61,202	$1,463,340
	Equity LTI (3)	12/31/2016	$—	$—	$—	57,792	$1,334,995
	Cash LTI (4)	2/5/2016; 12/31/2016	$—	$—	$435,000	—	$—
David M. Kelly	Annual Incentive (1)	2/5/2016; 12/31/2016	$108,000	$432,000	$864,000	—	$—
	Equity LTI (2)	1/4/2016	$—	$—	$—	32,100	$767,511
	Equity LTI (3)	12/31/2016	$—	$—	$—	35,173	$812,496
Kye L. Mitchell	Annual Incentive (1)	2/5/2016; 12/31/2016	$108,000	$432,000	$864,000	—	$—
	Equity LTI (2)	1/4/2016	$—	$—	$—	32,100	$767,511
	Equity LTI (3)	12/31/2016	$—	$—	$—	32,468	$750,011
Peter M. Alonso	Annual Incentive (1)	2/5/2016; 12/31/2016	$46,875	$187,500	$375,000	—	$—
	Equity LTI (2)	1/4/2016	$—	$—	$—	32,100	$767,511
	Equity LTI (3)	12/31/2016	$—	$—	$—	28,571	$659,990
Jeffrey T. Neal	Annual Incentive (1)	2/5/2016; 12/31/2016	$90,313	$361,250	$722,500	—	$—
	Equity LTI (2)	1/4/2016	$—	$—	$—	32,100	$767,511

(1)
These amounts represent the estimated payouts under the 2016 annual incentive compensation plan. The threshold, as defined in Item 402(d) of Regulation S-K, represents the minimum amount payable upon attaining minimum performance thresholds established by the Committee each year. If the minimum performance thresholds are not attained, there would be no payout. The maximum payout is 200% of the target multiplier for all components of the 2016 annual incentive compensation plan. Actual payments for annual incentive compensation earned during 2016 are listed in the “Non-Equity Incentive Plan Compensation” column of the SCT.

(2)
The equity LTI awards granted in the form of restricted stock under the 2013 Stock Incentive Plan on January 4, 2016 have a five-year vesting period with 20% of the award vesting annually. Restricted stock contain the right to forfeitable dividends in the form of additional shares of restricted stock at the same rate as the cash dividend on common stock and containing the same vesting provisions as the underlying award. The fair market value of restricted stock is determined based on the closing stock price of Kforce’s common stock at the date of grant. The stock price and grant date fair value for the January 4, 2016 awards was $23.91. The grant date fair value of the awards is included within the amounts presented in the “Stock Awards” column of the SCT.

(3)
The equity LTI awards granted in the form of restricted stock under the 2016 Stock Incentive Plan on December 31, 2016 have a five-year vesting period with 20% of the award vesting annually. Restricted stock contain the right to forfeitable dividends in the form of additional shares of restricted stock at the same rate as the cash dividend on common stock and containing the same vesting provisions as the underlying award. The fair market value of restricted stock is determined based on the closing stock price of Kforce’s common stock at the date of grant. The stock price and grant date fair value for the December 31, 2016 awards was $23.10. The grant date fair value of the awards is included within the amounts presented in the “Stock Awards” column of the SCT.

(4)
As a result of achieving a 4th place ranking for TSR performance versus the 2016 Industry Peer Group and the 57th percentile ranking for TSR versus the 2016 Separately Designated Peer Group, Messrs. Dunkel and Liberatore received no LTI cash bonuses.

33 Kforce 2017 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
At Fiscal Year Ended December 31, 2016

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David L. Dunkel	72,294	(2)	$1,669,991
	78,654	(3)	$1,816,907
	63,559	(4)	$1,468,213
Joseph J. Liberatore	57,792	(2)	$1,334,995
	62,723	(3)	$1,448,901
	50,914	(4)	$1,176,113
	19,808	(5)	$457,565
	15,242	(6)	$352,090
	34,502	(7)	$796,996
David M. Kelly	35,173	(2)	$812,496
	32,897	(3)	$759,921
	26,583	(4)	$614,067
	22,211	(5)	$513,074
	8,894	(6)	$205,451
	8,220	(7)	$189,882
Kye L. Mitchell	32,468	(2)	$750,011
	32,897	(3)	$759,921
	26,583	(4)	$614,067
	22,211	(5)	$513,074
	8,894	(6)	$205,451
	8,220	(7)	$189,882
Peter M. Alonso	28,571	(2)	$659,990
	32,897	(3)	$759,921
	26,583	(4)	$614,067
	22,211	(5)	$513,074
	8,894	(6)	$205,451
	8,220	(7)	$189,882

(1)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $23.10, which is the closing stock price of our common stock on December 31, 2016.

(2)
With respect to the restricted stock granted to Messrs. Dunkel, Liberatore, Kelly and Alonso and Ms. Mitchell on December 31, 2016, 20% of the total shares granted vest on each of the following dates: December 31, 2017, December 31, 2018, December 31, 2019, December 31, 2020 and December 31, 2021.

(3)
With respect to the restricted stock granted to Messrs. Dunkel, Liberatore, Kelly and Alonso and Ms. Mitchell on January 4, 2016, and the resulting additional shares of restricted stock granted in lieu of cash due to Kforce’s quarterly dividends, 20% of the total shares granted vest on each of the following dates: January 4, 2017, January 4, 2018, January 4, 2019, January 4, 2020 and January 4, 2021.

(4)
With respect to the restricted stock granted to Messrs. Dunkel, Liberatore, Kelly and Alonso and Ms. Mitchell on January 2, 2015, and the resulting additional shares of restricted stock granted in lieu of cash due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: January 2, 2016, January 2, 2017, January 2, 2018, January 2, 2019 and January 2, 2020.

(5)
With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Alonso and Ms. Mitchell on August 25, 2014, and the resulting additional shares of restricted stock granted in lieu of cash due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: August 25, 2015, August 25, 2016, August 25, 2017, August 25, 2018, and August 25, 2019.

(6)
With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Alonso and Ms. Mitchell on January 2, 2014, and the resulting additional shares of restricted stock granted in lieu of cash due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: January 2, 2015, January 2, 2016, January 2, 2017, January 2, 2018 and January 2, 2019.

(7)
With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Alonso and Ms. Mitchell on January 2, 2013, and the resulting additional shares of restricted stock granted in lieu of cash due to Kforce’s quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: January 2, 2014, January 2, 2015, January 2, 2016, January 2, 2017 and January 2, 2018.

34 Kforce 2017 Proxy Statement

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended December 31, 2016

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
David L. Dunkel	15,502	$391,891
Joseph J. Liberatore	40,728	$994,102
David M. Kelly	20,698	$483,441
Kye L. Mitchell	20,698	$483,441
Peter M. Alonso	20,698	$483,441
Jeffrey T. Neal (2)	28,825	$640,698

(1)	Value realized represents the market value of our common stock at the time of vesting multiplied by the number of shares vested.

(2)
Mr. Neal resigned effective August 31, 2016. In connection with his resignation and in accordance with the restricted stock agreement for the award granted on January 2, 2013, the unvested shares associated with this grant vested immediately (8,127 shares valued at $157,257). Subsequent grants made in 2014, 2015 and 2016 did not have this feature. The remainder of the shares (20,698 shares) represent normally vesting shares in the first eight months of the year.

PENSION BENEFITS
For Fiscal Year Ended December 31, 2016

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
David L. Dunkel	Supplemental Executive Retirement Plan	10	$10,368,760	$—
Joseph J. Liberatore	Supplemental Executive Retirement Plan	10	$2,305,084	$—

(1)
The NEOs were not credited with any years of service prior to December 31, 2006, which is the effective date of the plan. On each anniversary of the effective date, each NEO is credited with a year of service.

(2)
Represents the actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal year 2016, using 65 as the retirement age, which is the normal retirement age under the SERP. For a discussion of the assumptions used, see Note 9, Employee Benefit Plans, to Kforce’s Consolidated Financial Statements, included in our Annual Report on Form 10-K for fiscal year 2016.

NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2016

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
David L. Dunkel	$—	$—	$11,779	$—	$164,803
Joseph J. Liberatore (5)	$—	$—	$—	$—	$—
David M. Kelly (5)	$—	$—	$—	$—	$—
Kye L. Mitchell (5)	$—	$—	$—	$—	$—
Peter M. Alonso (5)	$—	$—	$—	$—	$—
Jeffrey T. Neal	$9,538	$—	$24,787	$(30,971)	$396,194

(1)	These amounts represent the NEOs’ pre-tax contributions made to the nonqualified deferred compensation plan for 2016.

(2)	As there were no Registrant Contributions for 2016, there were no amounts reported within the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT.

(3)
The aggregate earnings for 2016 represents appreciation or depreciation in the market value of the respective accounts’ holdings and interest and dividends generated thereon. These amounts were not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT for 2016 as there were no above-market or preferential earnings generated.

(4)	Included in the aggregate balance are amounts related to contributions made by Kforce that were previously reported in the SCTs for prior years.

(5)	Messrs. Liberatore, Kelly and Alonso and Ms. Mitchell have not or no longer participate in Kforce’s nonqualified deferred compensation plan.

35 Kforce 2017 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes amounts that: (1) were paid to Mr. Neal upon his resignation effective August 31, 2016 and (2) would have been payable to the Active NEOs for various service termination or change in control scenarios on December 31, 2016.
Jeffrey Neal
In connection with Mr. Neal’s resignation effective August 31, 2016, he received payouts totaling $1,510,167. This amount includes severance (as described in Section 9 of his employment agreement) in the amount of $1,264,735 as well as $88,175 related to an accrued PTO balance as of August 31, 2016. Additionally, in accordance with his restricted stock agreement for an award granted on January 2, 2013, the remaining unvested shares vested immediately upon resignation; the $157,257 value realized represents the closing stock price of our common stock on August 31, 2016 of $19.35 multiplied by 8,127 shares vested.
Active NEOs
Employment Agreement Severance Based on Termination By Employer For Cause or By Employee Without Good Reason
Pursuant to the provisions of each Active NEOs’ respective employment agreement and of the SERP, upon a termination either by the employer for cause or by the employee without good reason, the Active NEOs would be eligible to receive all earned and accrued salary, bonus, and employee benefits such as paid-time off, as of the termination date and would also have the ability to exercise, if necessary, all plan-based awards that were vested as of the termination date. Under this scenario, none of the Active NEOs would be eligible for a severance payment or accelerated vesting of any unvested equity awards. As a result, a column for this scenario has been omitted from the table below.
Employment Agreement Severance Based on Termination By Employer Without Cause or By Employee For Good Reason
Pursuant to the provisions of each Active NEOs’ respective employment agreement, upon a termination by the employer without cause or by the employee for good reason, the NEO would be eligible for a severance payment. For Messrs. Dunkel and Liberatore, the severance is calculated as a factor (2.99 for Mr. Dunkel and 2.00 for Mr. Liberatore) of the sum of their salaries on the date of termination plus the average of their cash bonuses over a period of time (three years for Mr. Dunkel and two years for Mr. Liberatore). For Messrs. Kelly and Alonso and Ms. Mitchell, the severance is calculated as the sum of their salaries on the date of termination plus (1) the average of their cash bonuses over a period of two years and (2) the lesser of the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years, or $200,000.
Pursuant to the terms of the restricted stock award agreements granted to Messrs. Liberatore, Kelly and Alonso and Ms. Mitchell on January 2, 2013, the remaining unvested restricted stock would immediately vest upon a termination without cause. Subsequent restricted stock grants made in 2014, 2015 and 2016 did not have this feature.
Employment Agreement Severance Based on Termination By Employer Without Cause or By Employee For Good Reason - Following a Change in Control (CIC)
Pursuant to the provisions of each Active NEOs’ respective employment agreement, upon a termination by the employer without cause or by the employee for good reason following a CIC, the NEO would be eligible for a severance payment, calculated differently from the scenario directly above. For Messrs. Dunkel and Liberatore, the severance is calculated as a factor of 2.99 of the sum of their salaries on the date of termination plus the average of their cash bonuses and the value of any stock, restricted stock or stock options over a period of three years. For Messrs. Kelly and Alonso and Ms. Mitchell, the severance is calculated as a factor of 2.00 of the sum of their salaries on the date of termination plus (1) the average of their cash bonuses over a period of two years and (2) the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years.
Each of the respective employment agreements also provides for health care benefits after a CIC for a period of one year.
Pursuant to the terms of all of the Active NEOs’ currently outstanding restricted stock award agreements, the remaining unvested restricted stock would immediately vest upon a change in control.
Pursuant to the provisions of the SERP, Messrs. Dunkel and Liberatore are credited with up to 10 years of additional cumulative years of service upon a CIC.
Change in Control
Pursuant to the provisions of each Active NEOs’ respective employment agreement, there would be no severance payment subsequent to a CIC in the absence of a termination.
Pursuant to the terms of all of the Active NEOs’ currently outstanding restricted stock award agreements, the remaining unvested restricted stock would immediately vest upon a change in control.

36 Kforce 2017 Proxy Statement

Death or Disability
Pursuant to the provisions of each Active NEO’s respective employment agreement, none of the Active NEOs would be eligible for a severance payment upon death or disability.
Each of the respective employment agreements provides for a continuation of salary under certain situations. Upon death, the NEOs’ beneficiary would continue to receive the NEO’s salary for a period of time (2.99 years for Messrs. Dunkel and Liberatore and one year for Messrs. Kelly and Alonso and Ms. Mitchell). Upon disability, the NEO’s salary would be continued until the earlier of (1) death, (2) the NEO’s 65th birthday or (3) 2.99 years for Messrs. Dunkel and Liberatore and two years for Messrs. Kelly and Alonso and Ms. Mitchell.
Each of the respective employment agreements provides for health care benefits upon death (provided to the NEO’s family) for a period of one year and upon disability for a period of two years.
Pursuant to the terms of all of the Active NEOs’ currently outstanding restricted stock award agreements, all unvested restricted stock would immediately vest upon death. Pursuant to the terms of the restricted stock award agreements granted to Messrs. Liberatore, Kelly and Alonso and Ms. Mitchell on January 2, 2013 and to the respective employment agreements, continuation of vesting for restricted stock would occur until the earlier of (1) death, (2) 2.99 years for Mr. Liberatore and two years for Messrs. Kelly and Alonso and Ms. Mitchell from the disability effective date (30 days after a termination notice is received) or (3) a CIC. As a result, the unvested shares related to these award agreements have been omitted from the disability column in the table below. For the remainder of the outstanding restricted stock award agreements, any unvested restricted stock would immediately vest upon disability.
Pursuant to the provisions of the SERP, upon termination due to disability, Messrs. Dunkel and Liberatore would be entitled to a continuation of crediting of additional years of cumulative service for a period of 2.99 years. Upon death or disability, Messrs. Dunkel and Liberatore are entitled to continuation of base salary pursuant to their employment agreements. If this benefit is less than the benefit otherwise payable under the SERP, the SERP benefit is net of the related benefit under their employment agreements.
Retirement
Pursuant to the provisions of each Active NEO’s respective employment agreement, none of the Active NEOs would be eligible for a severance payment upon retirement.
Pursuant to the terms of all of the Active NEOs’ currently outstanding restricted stock award agreements, there would be no accelerated vesting of any unvested equity awards.
Pursuant to the provisions of the SERP, certain conditions allow for early retirement as early as age 55 and vesting under the plan is defined as 100% upon a participant’s attainment of age 55 and 10 years of service. Since the SERP was adopted on December 31, 2006, Messrs. Dunkel and Liberatore have both attained the years of service requirement. At December 31, 2016, only Mr. Dunkel has attained the age requirement for vesting and could have been eligible for early retirement, which would be paid following a six-month period after retirement.
As a result of no potential payments due to retirement at December 31, 2016, a column for this scenario has been omitted from the table below.
At Fiscal Year Ended December 31, 2016
The following table would have been payable to the Active NEOs for various service termination or change in control scenarios on December 31, 2016. The amounts that would actually be payable to the Active NEOs if employment termination or a CIC were to occur in the future would be different than those set forth below, which are calculated under the assumption that the event occurred on December 31, 2016 and based on the closing price of Kforce’s common stock on the last trading day of the year. We note that such payments are contingent upon various factors in place at the time of the occurrence of the assumed event, including, but not limited to: each executive’s current salary rate, annual incentive bonus awards, and annual LTIs; the amount and type of unvested equity and other incentive awards held by the executive; the trading price of Kforce’s common stock; the cost of providing employee benefits; the executive’s elections of employee benefits; the executive’s age and/or years of service with Kforce; the date of termination; the circumstances of the termination; and the executive’s historical salary, bonuses, and LTIs.

37 Kforce 2017 Proxy Statement

Name	Termination By Employer Without Cause or By Employee For Good Reason ($)	Following CIC - Termination By Employer Without Cause or By Employee For Good Reason ($)	CIC - No Termination ($)	Death ($)	Disability ($)
David L. Dunkel
Severance payment (1)	$6,576,007	$13,335,888	$—	$—	$—
Equity-based compensation (2)	—	4,955,111	4,955,111	4,955,111	4,955,111
Continuation of base salary (3)	—	—	—	2,264,039	2,264,039
Continuation of health benefits (4)	—	6,636	—	6,636	13,011
SERP (5)	—	14,400,864	—	10,084,688	10,084,688
Total	$6,576,007	$32,698,499	$4,955,111	$17,310,474	$17,316,849
Joseph J. Liberatore
Severance payment (1)	$1,834,500	$9,798,289	$—	$—	$—
Equity-based compensation (2)	796,996	5,566,660	5,566,660	5,566,660	4,769,664
Continuation of base salary (3)	—	—	—	1,698,029	1,698,029
Continuation of health benefits (4)	—	9,761	—	9,761	19,141
SERP (5)	—	3,134,530	—	—	—
Total	$2,631,496	$18,509,240	$5,566,660	$7,274,450	$6,486,834
David M. Kelly
Severance payment (1)	$931,635	$3,043,276	$—	$—	$—
Equity-based compensation (2)	189,882	3,094,891	3,094,891	3,094,891	2,905,009
Continuation of base salary (3)	—	—	—	469,760	921,130
Continuation of health benefits (4)	—	10,322	—	10,322	20,240
Total	$1,121,517	$6,148,489	$3,094,891	$3,574,973	$3,846,379
Kye L. Mitchell
Severance payment (1)	$895,072	$2,907,666	$—	$—	$—
Equity-based compensation (2)	189,882	3,032,406	3,032,406	3,032,406	2,842,524
Continuation of base salary (3)	—	—	—	469,760	921,130
Continuation of health benefits (4)	—	9,761	—	9,761	19,141
Total	$1,084,954	$5,949,833	$3,032,406	$3,511,927	$3,782,795
Peter M. Alonso
Severance payment (1)	$739,922	$2,507,345	$—	$—	$—
Equity-based compensation (2)	189,882	2,942,385	2,942,385	2,942,385	2,752,503
Continuation of base salary (3)	—	—	—	367,000	719,633
Continuation of health benefits (4)	—	9,761	—	9,761	19,141
Total	$929,804	$5,459,491	$2,942,385	$3,319,146	$3,491,277

(1)
If any payment or distribution by Kforce to Messrs. Dunkel or Liberatore is determined to be subject to the excise tax imposed under Section 4999 of the Code, Messrs. Dunkel or Liberatore would be entitled to receive from Kforce a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax. The severance amounts do not include any excise tax gross up for Messrs. Dunkel or Liberatore as each of the respective calculations resulted in no excise tax amount. Also, the Committee resolved in 2009 to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward. Employment agreements with Messrs. Kelly and Alonso and Ms. Mitchell do not contain excise tax gross-up provisions and, thus, no amounts were included in the tables above.

(2)	The amounts represent the number of applicable unvested restricted stock on December 31, 2016 multiplied by $23.10, which was Kforce’s closing stock price on that date.

(3)
For purposes of this disclosure, we have used 2.99 years for Messrs. Dunkel and Liberatore and 2.00 years for Messrs. Kelly and Alonso and Ms. Mitchell as these are deemed to be the most probable outcomes if a disability occurred on December 31, 2016, given their current ages. The annual payment amounts have been discounted at a rate of 4.00%, which is the lump sum conversion rate that was utilized for the SERP benefit at December 31, 2016.

(4)
These amounts represent the value of Kforce’s portion of the health care benefits provided to each respective NEO consistent with those benefits received as of December 31, 2016. The annual benefit amounts have been discounted at a rate of 4.00%, which is the discount rate that was utilized for the SERP benefit at December 31, 2016.

(5)
These amounts represent the lump sum present value of the future monthly vested benefit as determined pursuant to the SERP, using a lump sum conversion rate of 4.00%. Upon death or disability, Messrs. Dunkel and Liberatore are entitled to continuation of base salary pursuant to their employment agreements. If this benefit is less than the benefit otherwise payable under the SERP, the SERP benefit disclosed is net of the related benefit under their employment agreements.

38 Kforce 2017 Proxy Statement

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement. At the 2011 annual meeting, a majority of shares voted in favor of holding this non-binding advisory vote on an annual basis. After due consideration, the Board decided that Kforce would conduct an annual, non-binding advisory vote on executive compensation until the next required vote on the frequency of the say-on-pay vote. Consequently, the Board will consider the results of Proposal 4 (advisory vote on the frequency of future advisory votes on executive compensation) in determining the future frequency for this non-binding advisory vote.
As described in the Compensation Discussion and Analysis above, Kforce’s executive compensation program is designed to attract, motivate and retain our NEOs who are able to maximize shareholder value in an industry where we believe people represent the true “assets” of Kforce. Our Board believes that executive compensation levels are commensurate with Kforce’s performance and shareholder return, promote a pay-for-performance philosophy and are strongly aligned with the interests of our shareholders.
We are asking our shareholders to indicate their support for our executive compensation. This proposal, commonly known as a “Say On Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement in accordance with the SEC’s compensation disclosure rules.
This advisory vote on executive compensation is not binding, however, the Board and Compensation Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on our executive compensation.
Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:
“RESOLVED, that the compensation paid to Kforce’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE FOR PROPOSAL 3.

39 Kforce 2017 Proxy Statement

PROPOSAL 4. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
The Dodd-Frank Act also requires that we provide our shareholders with the opportunity to cast an advisory vote on how frequently future shareholder advisory votes on the Firm’s executive compensation should occur. Shareholders may indicate their preference for a vote every one, two or three years, or may also abstain from voting on this proposal if preferred.
The Board believes that a say on pay vote every year is consistent with our corporate governance and compensation philosophies and allows shareholder to express their views on the Company’s executive compensation program annually in light of the fact that executive compensation disclosures and decisions are made annually.
This advisory vote is not binding, however, the Board values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and Kforce to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.
Shareholders may cast their vote on the preferred voting frequency of an advisory vote on executive compensation by choosing any one of the following options: (1) an advisory vote every one year; (2) an advisory vote every two years; (3) an advisory vote every three years; or (4) abstaining from voting. Shareholders are not voting to approve or disapprove the Board’s recommendation.
VOTE REQUIRED
The time period that receives the highest number of votes cast (one, two or three years) will be considered the preferred frequency for future advisory votes on executive compensation. Abstentions and broker non-votes will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONE YEAR FOR PROPOSAL 4.

40 Kforce 2017 Proxy Statement

PROPOSAL 5. APPROVAL OF THE KFORCE INC. 2017 STOCK INCENTIVE PLAN
Since the completion of its Initial Public Offering in August 1995, Kforce has had a series of key employee equity incentive plans, with the most recent being the Kforce Inc. 2016 Stock Incentive Plan (the 2016 SIP). These plans were designed to provide an additional incentive to and for the retention of executives, employees and directors that we believe are key to the success of Kforce, especially given that we consider our people to be the true “assets” of Kforce. The Board believes these plans have been effective in providing such incentive and retention benefits. The Board also believes that for Kforce to continue to attract and retain outstanding individuals, it must continue to have incentive plans of these types in place. The remaining shares available for grant under the 2016 SIP are limited and will not satisfy Kforce’s needs over the next two to three years.
CURRENT AWARDS OUTSTANDING
Set forth below is selected data for the 2016 SIP as of February 24, 2017 (in thousands, except price and average life amounts)

Award Type	Shares Outstanding
Restricted stock outstanding (unvested)	1,512
Stock options outstanding	5
Weighted average exercise price	$9.13
Weighted average remaining contractual life	1.41
Shares remaining for grant under the 2016 SIP (1)	1,198

(1)	Under the 2016 SIP, each option or SAR granted reduced the share reserve by one share; each full value share reduced the share reserve by 1.58 shares.
For additional information regarding stock-based awards previously granted, please see Note 11 to Kforce’s consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016.
WHAT WE DO/WHAT WE DON’T DO

What We Do		What We Don’t Do
●	Require Board Approval for Accelerated Vesting Upon a Change in Control	●	Pay Out Dividends or Dividend Equivalents on Unvested Awards
●	Require Minimum Share Holding	●	Allow Repricing or Cash Buyouts of Previous Equity-Based LTI Grants
●	Maintain a Significant Clawback Policy	●	Allow Hedging or Pledging or Other Related Activities
●	Minimum Vesting Period of One Year on All Award Types	●	Allow Liberal Share Recycling
SUMMARY OF PROPOSAL
The insufficiency of the remaining shares available for grant under the 2016 SIP would result in a critical element of our overall compensation structure either not being available or significantly limited. In addition, the Board believes that certain technical and design changes to the previous plans would be beneficial to the administration of the Plan. For these reasons, the Board believes it is in the best interests of Kforce and its shareholders to adopt a new 2017 Stock Incentive Plan (the 2017 SIP) rather than amending the prior plans. Accordingly, in March 2017, the Board adopted the 2017 SIP, subject to shareholder approval. Therefore, the 2017 SIP will become effective only upon the shareholder approval.
The 2017 SIP includes provisions necessary to take advantage of the “qualified performance-based compensation” exception to the tax deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code prevents a publicly held corporation from claiming tax deductions for annual compensation in excess of $1,000,000 to certain of its senior executives unless the compensation is “qualified performance-based compensation.” The key senior executives who are subject to the compensation deduction limitation include any individual who, as of the last day of the Firm’s taxable year, is the Firm’s chief executive officer or among the three highest compensated officers other than the chief executive officer and the chief financial officer. Shareholder approval of the material terms of the performance goals under the 2017 SIP is required to allow the Firm to receive tax deductions for the full amount of performance-based compensation paid to key senior executives in the form of awards under the 2017 SIP. The material terms that must be approved include: (1) the employees eligible to receive the performance-based compensation; (2) the maximum amount of performance-based compensation that can be paid to any employee in a specified period; and (3) the performance criteria under which the performance-based compensation will be determined. Employees’ rights to payment of compensation under stock awards (such as restricted stock and restricted stock units) and other stock-based awards (other than stock options and stock appreciation rights) must be based on the achievement of specified performance goals in order for such awards to be exempt from the deduction limit under Section 162(m) of the Code. However, stock options or stock appreciation rights (SARs) with time-based vesting can qualify as performance-based compensation for purposes of the deduction limit if the shareholders approve a maximum limit on the number of shares covered by such awards that may be granted to an individual during any specified period, and if the exercise price or base price of the award is not less than the fair market value of the stock subject to the award on the date of grant. As stated above, the 2017 SIP will not become effective if the shareholders do not approve this Proposal 5. Therefore, no compensation will be paid under the 2017 SIP without the shareholder approval required by Section 162(m) of the Code.

41 Kforce 2017 Proxy Statement

If the 2017 SIP is approved, the aggregate number of shares of common stock that may be subject to awards under the 2017 SIP (the Share Reserve) will be (1) 1,795,000 shares, plus (2) any shares of common stock that, as of the date this plan is approved by the shareholders of the Firm, are reserved and available for grant or issuance under the 2016 SIP, and are not issued or subject to outstanding grants (the 2016 SIP Reserved Shares). Upon the approval of the 2017 SIP by the shareholders of the Firm, no additional grants shall be made under the 2016 Plan. As of the date of the adoption of the 2017 SIP by the Board, the number of 2016 SIP Reserved Shares is 1,197,946 Shares. Therefore, as of the date of the adoption of the 2017 SIP by the Board, the Share Reserve is 2,992,946, subject to adjustment to reflect the grant, termination, cancellation, or forfeiture of outstanding awards under the 2016 SIP after the date of adoption of the 2017 SIP by the Board and prior to the approval by our shareholders. Each option or SAR granted shall reduce the Share Reserve by one share; and each full value share shall reduce the Share Reserve by 2.43 Shares. The aggregate number of shares of common stock available under the 2017 SIP is expected to last between two to three years.

DESCRIPTION OF THE 2017 SIP, SUBJECT TO SHAREHOLDER APPROVAL
The following summary of the 2017 SIP is qualified in its entirety by the terms of the 2017 SIP as set forth in Appendix A.
Purposes. The purposes of the 2017 SIP are to attract and retain highly qualified individuals for and in positions of substantial responsibility, to provide additional incentive to the Firm’s employees and consultants in contributing to the success and progress of the Firm, and to align participants’ interests directly to those of the Firm’s shareholders through increased stock ownership.
Awards. The 2017 SIP provides for awards of incentive stock options, nonqualified stock options, stock awards (including restricted stock and restricted stock units), SARs, and other stock-based awards. The Board may adopt sub-plans applicable to particular foreign subsidiaries. With limited exceptions, the rules of such sub-plans may take precedence over other provisions of the 2017 SIP.
Stock Subject to the 2017 SIP. The aggregate number of shares of common stock that may be subject to awards under the 2017 SIP, subject to adjustment upon a change in capitalization, is 2,992,946, which includes shares that are reserved and available for grant and issuance under the 2016 SIP, and are not issued or subject to outstanding grants under the 2016 SIP. If any portion of an award under the 2017 SIP or the 2016 SIP, for any reason expires, is terminated, is canceled or is forfeited, the shares allocable to the expired, terminated, canceled, or forfeited portion of the award will become available for future awards under the 2017 SIP at a rate of 2.43 shares for each expired, terminated, canceled, or forfeited share. Each option or SAR granted under the 2017 SIP will reduce the number of shares available for future awards by one share, and each full value award share will reduce the available shares by 2.43 shares. Such shares may be authorized, but unissued, or reacquired shares of common stock.
Administration. The 2017 SIP will be administered by the Compensation Committee of the Board (the Committee). Subject to the other provisions of the 2017 SIP, the Committee has the power to determine the terms of each award granted, including the type of award, the exercise price of options, the number of shares subject to the award and the exercisability, vesting or settlement thereof.
Eligibility. The 2017 SIP provides that the Committee may grant awards to associates of the Firm and its subsidiaries, and to consultants, including non-employee directors. The Committee may grant incentive stock options only to employees. There are currently approximately 2,800 associates and 11,800 consultants (including nine non-employee directors) who are eligible to receive grants of awards under the 2017 SIP. A grantee who has received a grant of an award may, if he or she is otherwise eligible, receive additional award grants. The Committee selects the grantees and determines the number of shares of common stock to be subject to each award.
Maximum Awards for Non-Employee Directors. The 2017 SIP includes annual limits on the value of awards that may be granted to non-employee directors. A non-employee director may not receive options and SARs with an aggregate grant date fair value of more than $220,000 during any calendar year, and may not receive stock awards and other stock-based awards with an aggregate grant date fair value of more than $250,000 in any calendar year.
Maximum Term and General Terms and Conditions of Awards. With respect to any grantee who owns stock possessing ten percent or more of the voting power of all classes of stock of the Firm, the maximum term of any incentive stock option granted to such grantee must not exceed five years. The term of all other awards granted under the 2017 SIP may not exceed ten years, except that permissible deferrals of awards may extend beyond ten years. Each award granted under the 2017 SIP is evidenced by a written or electronic agreement between the grantee and Firm.

42 Kforce 2017 Proxy Statement

An award agreement may set forth the manner in which the grantee’s death or termination of continuous status as an employee or consultant and related events will affect the award. However, in the absence of an explicit provision in the applicable award agreement, the 2017 SIP provides the default manner in which the grantee’s termination will affect the grantee’s awards. The default provisions in the 2017 SIP provide that upon a grantee’s termination of continuous status as an employee or consultant for any reason, all of the grantee’s outstanding unvested awards will be forfeited. If the grantee’s continuous status as an employee or consultant is terminated for cause, all of the grantee’s unexercised options and SARs will be forfeited. In the event of the grantee’s death or termination of continuous status as an employee or consultant as a result of disability, the vested portions of the grantee’s outstanding options and SARs may be exercised within 90 days following the grantee’s death or termination, whichever is applicable. In the event of termination of the grantee’s continuous status as an employee consultant for a reason other than death, disability, or cause, the vested portions of the grantee’s outstanding options and SARs may be exercised within 30 days following the grantee’s termination. Except as described below, an award granted under the 2017 SIP is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or SAR may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Committee, a grantee may transfer an award to certain family members and other individuals and entities, but a transfer to a third party for value is not permitted.
Minimum Vesting Requirement. Except with respect to a maximum of five percent (5%) of the shares subject to the 2017 SIP, and except for a provision in the 2017 SIP or an individual award agreement or an employment agreement with the grantee for an acceleration of vesting in the event of the death or disability of the grantee or a change in control, no award will provide for vesting that is any more rapid than vesting on the one (1) year anniversary of the date of grant or, with respect to a performance-based award, a performance period that is less than twelve (12) months.
Options. The Committee will not grant to any employee in any calendar year options to purchase more than 500,000 shares of common stock, and will not grant to any consultant (excluding non-employee directors, who are subject to the annual limits on the value of options and SARs described above) in any calendar year options to purchase more than 100,000 shares. Each option granted under the 2017 SIP is subject to the following terms and conditions (the award agreement may contain other terms and conditions not inconsistent with the 2017 SIP, as determined by the Committee):
Exercise Price. The Committee determines the exercise price of options to purchase shares of common stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100 percent (110 percent for an incentive stock option granted to a grantee who owns stock possessing ten percent or more of the voting power of all classes of stock of the Firm) of the fair market value of the common stock on the date the option is granted. The closing market price per share of the common stock as of the Record Date was $24.95 per share. The 2017 SIP provides exceptions for certain options granted in connection with an acquisition by the Firm of another corporation.
Exercise of the Option. Each award agreement specifies the term and vesting of the option. The vesting provisions are determined by the Committee, subject to the minimum vesting requirement described above. An option is exercised by giving written or electronic notice of exercise to the Firm, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to the Firm.
Form of Consideration. The award agreement specifies the option exercise procedures. Except as otherwise determined by the Committee in the award agreement, the acceptable form of consideration when exercising an option generally may consist of any combination of cash, personal check, wire transfer, other shares of Firm’s common stock, or net exercise.
Value Limitation. If the aggregate fair market value of all shares of common stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options will be treated as nonqualified options. For this purpose, fair market value is determined as of the grant date.
Stock Appreciation Rights. The exercise of a SAR will entitle the grantee to receive the excess of the fair market value of a share of common stock on the date of exercise over the base price for each share with respect to which the SAR is exercised. The base price of a SAR must be no less than 100 percent of the fair market value of the common stock on the date the SAR is granted. The closing market price per share of the common stock as of the Record Date was $24.95 per share. The terms of the vesting of a SAR are determined by the Committee, subject to the minimum vesting requirement described above. During any calendar year, the Committee will not grant to any employee SARs covering more than 500,000 shares, and will not grant to any consultant (including non-employee directors) SARs covering more than 100,000 shares. Payment upon exercise of a SAR may be in cash, shares of common stock or a combination of cash and shares, as determined by the Committee. SARs may be exercised by the delivery to the Firm of a written or electronic notice of exercise.

43 Kforce 2017 Proxy Statement

Stock Awards. A stock award may be made in shares of common stock or in units representing rights to receive shares. During any fiscal year of the Firm, no stock awards covering more than 500,000 shares of common stock may be granted to any employee, and no stock awards covering more than 100,000 shares may be granted to any consultant (excluding non-employee directors, who are subject to the annual limits on the aggregate value of options and SARs described above). Subject to the minimum vesting requirement described above, the award agreement will set forth any vesting, forfeiture, settlement, or payment conditions applicable to the stock award. Conditions for effectiveness or vesting may be time-based, performance-based, or both time-based and performance-based. A stock award made in shares may be designated as an award of restricted stock, and a stock award denominated in units may be designated as an award of restricted stock units or RSUs. An award of restricted stock generally entitles the grantee to voting rights, and may entitle the grantee to dividend and other ownership rights, during the period in which the award is subject to forfeiture conditions. Although an award of RSUs generally will not provide any shareholder rights to the grantee until such time, if any, as the underlying shares are actually issued to the grantee, the Committee may provide in a restricted stock unit award agreement for the payment of dividend equivalents. However, the grantee will not receive payment of any dividends or dividend equivalents unless and until the stock award has become vested.
Other Stock-Based Awards and Cash-Based Awards. The Committee may grant other stock-based awards in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as the Committee determines in its discretion. Other stock-based awards may be denominated in cash, in shares of common stock or other securities, in units, in securities or debentures convertible into common stock, or in any combination of the foregoing, and may be paid in cash, in shares of common stock or other securities, or in any combination of the foregoing, all as determined in the discretion of the Committee. Subject to the minimum vesting requirement described above, the terms and conditions of any other stock-based award may include, without limitation, terms and conditions relating to dividend and voting rights, as well as time-based and/or performance-based, or other condition(s) on the effectiveness or vesting of the award. However, the grantee will not receive payment of any dividends or dividend equivalents unless and until the award has become vested. During any calendar year, no other stock-based awards covering more than 500,000 shares of common stock may be granted to any employee, and no other stock-based awards covering more than 100,000 shares may be granted to any consultant (excluding non-employee directors, who are subject to the annual limits on the aggregate value of stock awards and other stock-based awards described above). The maximum amount that a grantee may earn by satisfaction of performance goals during any calendar year under other stock-based awards that are denominated in cash or any medium other than shares or units representing rights to receive shares is $7,500,000. For purposes of the limitation stated in the immediately preceding sentence, the calendar year in which the applicable performance goal(s) is satisfied is the calendar year in which the limitation applies, without regard to the duration of the performance period or any additional time-based vesting conditions or other terms or conditions relating to the payment of the other stock-based award.
Code Section 162(m) Provisions. For an award under the 2017 SIP that is intended to qualify for an exemption from the limit on tax deductibility under Section 162(m) of the Code, the lapsing of restrictions on the award and the distribution of shares or payment, as applicable, will be subject to satisfaction of one, or more than one, objective performance goal(s). The Committee will determine the performance goal(s) that will be applied with respect to each such award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance goal(s) relate (or 25 percent of the specified performance measurement period if such period is less than one year). The performance criteria applicable to such awards will be one or more of the following criteria: common stock price; shareholder value or total shareholder return; market value or market value growth; market or customer share; revenue or revenue growth; earnings per share or earnings per share growth; pre-tax net income, after-tax net income, net income margin or net income growth; net income from continuing operations, net income from discontinued operations; gain on sale of discontinued operations; return on assets, shareholders’ equity, capital employed, invested capital or other financial return ratio; operating expenses, operating profit, operating profit margins or operating profit growth; gross profit, gross profit percentage, flex gross profit, flex gross profit percentage, gross profit growth or flex gross profit growth; selling, general & administrative (“SG&A”) expense, SG&A expense percentage or SG&A levels; EBIT (earnings before interest and taxes) or EBIT growth; EBITDA (earnings before interest, taxes, depreciation, and amortization) or EBITDA growth; Earnings before Equity-Based Compensation Expense, net; working capital, debt, debt-to-equity or other liquidity measure; cash flow, cash levels, cash flow margins or cash flow growth; cost goals; budget goals; productivity measures; business expansion goals; goals related to acquisitions or divestitures; accounts receivable, accounts receivable aging or accounts receivable write-offs; or other financial, operational, measure or metric.
The Committee will establish the performance goal or goals for the applicable performance period from among the measurement criteria listed above to apply to each award and a formula or matrix prescribing the extent to which such award will be earned based upon the level of achievement of such performance goal or goals. The Committee may establish different performance goals for different grantees and different awards. The performance goals with respect to such measurement criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The performance goals may be established in terms of Firm-wide objectives or objectives that are related to the performance of the individual grantee or the subsidiary, division, department, or function within the Firm or subsidiary in which the Grantee is employed. Performance goals need not be based on audited financial results.

44 Kforce 2017 Proxy Statement

The Committee may not increase the compensation payable, including the number of shares of common stock granted pursuant to any award, that would otherwise be due upon achievement of a performance goal under any award intended to qualify for an exemption from the limit on tax deductibility under Section 162(m) of the Code. Notwithstanding the achievement of any performance goal and any contrary provision of the 2017 SIP, the Committee may, in its discretion, reduce the amount of compensation otherwise to be paid or earned in connection with an award intended to qualify for an exemption from the limit on tax deductibility under Code Section 162(m). The Committee may determine performance before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the performance period, and may measure the attainment of the performance goal by appropriately adjusting the evaluation of performance to exclude the effect of any changes in accounting principles affecting the Firm’s or a business unit’s reported results. Prior to the payment of any award intended to be exempt under Section 162(m) of the Code, the Committee will certify in writing that the performance goal(s) applicable to such award were met.
Adjustment upon Changes in Capitalization. In the event of changes in the common stock by reason of any stock splits, reverse stock splits, stock dividends, or other change in the capital structure of Firm or extraordinary dividend, spinoff, or similar event affecting the value of common stock, an appropriate adjustment will be made by the Board in the number of shares of common stock subject to the 2017 SIP, the number of shares subject to any award outstanding under the 2017 SIP, the exercise price of any such outstanding award, any share-based performance condition, and the annual per-person limitations on awards. The determination of the Board as to which adjustments will be made will be conclusive.
Change in Control. In the event of a change in control of the Firm, then the following provisions apply:
Vesting. In the event of a change in control of the Firm, the Board may accelerate the vesting of any outstanding award that is not fully vested on the date of the change in control.
Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Firm, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board may, in the exercise of its discretion in such instances, declare that any option or SAR will terminate as of a date fixed by the Board and give each grantee the right to exercise his option or SAR as to all or any part of the shares covered by such award, including shares as to which the award would not otherwise be exercisable.
Merger or Asset Sale. In the event of a merger of the firm with or into another corporation, the sale of substantially all of the assets of the firm or the acquisition by any person, other than the Firm or other named persons expressly excluded in the 2017 SIP, of 50 percent percent or more of the Firm’s then outstanding securities, each award will be assumed or an equivalent award will be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume the then outstanding awards, the Board may accelerate the vesting of any outstanding award that is not fully vested on the date of the change in control.
Restriction on Repricing. The 2017 SIP expressly prohibits any modification or amendment of an option or SAR that constitutes a “repricing” under the NASDAQ listing rules, unless the Firm’s shareholders approve the modification or amendment. For this purpose, a “repricing” is generally defined as lowering the exercise or base price of an option or SAR after it is granted, any other action that is treated as a repricing under generally accepted accounting principles, or granting a new award or cash in exchange for the cancellation of an option or SAR with an exercise price or base price that exceeds the current fair market value of the underlying stock, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. The definition of “repricing” also includes any other action that has the same effect as one of these prohibited actions. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”
Amendment and Termination of the 2017 SIP. The Board may at any time amend, alter, suspend or terminate the 2017 SIP. The Firm will obtain shareholder approval of any amendment to the 2017 SIP in such a manner and to such a degree as is necessary and desirable to comply with any applicable law or regulation, including the requirements of any exchange on which the common stock is listed or quoted. Under these laws and regulations, however, shareholder approval will not necessarily be required for all amendments which might increase the cost of the 2017 SIP or broaden eligibility. Unless terminated earlier by the Board, the 2017 SIP will terminate on April 18, 2027. Any awards outstanding under the 2017 SIP at the time of its termination will remain outstanding until they expire by their terms.
Tax Consequences. The federal income tax consequences of participation in the 2017 SIP are complex and subject to change. The following discussion is only a summary of the general tax rules applicable to the 2017 SIP.
Options. Options granted under the 2017 SIP may be either incentive stock options or non-qualified stock options. Options that are designated as incentive stock options are intended to qualify as such under Section 422 of the Code. With respect to incentive stock options, neither the grant nor the exercise of the option will subject the employee to taxable income, other than under the Alternative Minimum Tax (Section 56(b)(3) of the Code), which is not discussed in detail in this summary. There is no required tax withholding in connection with the exercise of incentive stock options. Upon the ultimate disposition of the stock obtained on an exercise of an incentive stock option, the employee’s entire gain will be taxed at the rates applicable to long-term capital gains, provided the employee has satisfied the prescribed holding periods relating to incentive stock options and the underlying stock. This treatment will apply to the entire amount of gain recognized on the sale of the stock, including the portion of gain that reflects the spread on the date of exercise between the fair market value of the stock at the time of grant and the fair market value of the stock at the time of exercise.

45 Kforce 2017 Proxy Statement

The Firm does not receive a compensation deduction for tax purposes with respect to incentive stock options. However, if the employee disposes of the stock purchased on exercise of the incentive stock option prior to the expiration of the applicable holding periods required by Section 422 of the Code, the Firm will be entitled to a deduction equal to the employee’s realization of ordinary income by virtue of the employee’s disqualifying disposition.
Non-qualified stock options granted under the 2017 SIP will not qualify for any special tax benefits to the option holder. An option holder generally will not recognize any taxable income at the time he or she is granted a non-qualified option. However, upon its exercise, the option holder will recognize ordinary income for federal tax purposes measured by the excess of the fair market value of the shares at the time of exercise over the exercise price. The income realized by the option holder will be subject to income and other employee withholding taxes.
The option holder’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a non-qualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a non-qualified stock option, the difference between the sale price and the option holder’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the time of their disposition.
In general, there will be no federal income tax deduction allowed to the Firm upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option by a holder, the Firm will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an option holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.
Stock Awards and Stock Appreciation Rights. With respect to stock awards and SARs that may be settled either in cash or in shares that are either transferable or not subject to a substantial risk of forfeiture, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares received. The Firm will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the grantee. With respect to restricted stock award shares that are both nontransferable and subject to a substantial risk of forfeiture, the award recipient will realize ordinary taxable income equal to the fair market value of the shares at the first time the shares are either transferable or not subject to a substantial risk of forfeiture. The Firm will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income realized by the grantee.
Some awards, such as restricted stock unit awards, may be considered to be deferred compensation subject to special federal income tax rules under Section 409A of the Code. Failure to satisfy the applicable requirements under Section 409A of the Code for such awards would result in the acceleration of income and additional income tax liability to the grantee, including certain penalties. The 2017 SIP and awards under the 2017 SIP are intended to be designed and administered so that any awards that are considered to be deferred compensation will not result in negative tax consequences to the grantees under Section 409A of the Code.
All of the above-described deductions are subject to the limitations on deductibility described in Section 162(m) of the Code. Although the Firm intends that options and SARs and performance-based stock grants under the 2017 SIP will satisfy the “qualified performance-based compensation” exception under Section 162(m) of the Code and will be fully deductible by the Firm, several requirements must be satisfied for an award to qualify for this exception. Therefore, there can be no assurance that compensation attributable to 2017 SIP awards will be fully deductible under all circumstances. In addition, some awards under the 2017 SIP, such as non-performance-based stock grants, generally will not qualify for the “qualified performance-based compensation” exception and therefore may not be deductible by the Firm as a result of the limitations of Section 162(m) of the Code. In addition, as a result of the provisions of Section 280G of the Code, compensation paid to certain employees resulting from vesting of awards in connection with a change in control of the Firm also may not be deductible.
The foregoing is only a summary of the effect of federal income taxation upon the award recipient and the Firm with respect to the grant and exercise of awards under the 2017 SIP, does not purport to be complete and does not discuss the tax consequences of the recipient’s death or the income tax laws of any municipality, state or foreign country in which a recipient may reside.
New Plan Benefits. All awards under the 2017 SIP are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the 2017 SIP in the future are not determinable at this time.
RECOMMENDATION OF THE BOARD
The Board believes that the proposed 2017 SIP is necessary to ensure that a sufficient number of shares will be available to fund our compensation programs. If our shareholders do not approve this Plan, we will experience a shortfall of shares available for issuance that we believe may adversely affect our ability to attract, retain and reward NEOs and other key employees who contribute to our long-term success.
VOTE REQUIRED
Approval of this proposal requires the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and will have the effect of a vote against the proposal. A broker non-vote is considered not entitled to vote and will not affect the voting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 5.

46 Kforce 2017 Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders (1)	10,000	$11.79	1,224,539
Employee stock purchase plans approved by shareholders (2)	N/A	N/A	2,755,895

(1)
On April 19, 2016, the Kforce shareholders approved the 2016 Stock Incentive Plan. The 2016 Stock Incentive Plan allows for the issuance of stock options, stock appreciation rights, stock awards (including restricted stock and restricted stock units) and other stock-based awards. Each grant of options or stock appreciation rights reduces the available shares under the Kforce Inc. 2016 Stock Incentive Plan by an equal amount while each grant of stock awards reduces the available shares by 1.58 shares for each share awarded. As of the effective date of the 2016 Stock Incentive Plan, no additional awards may be granted pursuant to the previously approved 2013 Stock Incentive Plan and 2006 Stock Incentive Plan; however, awards outstanding as of the effective date continue to vest in accordance with the terms of the 2013 Stock Incentive Plan and 2006 Stock Incentive Plan, respectively. As of December 31, 2016, the number of outstanding issued and unvested shares under the 2016 Stock Incentive Plan, 2013 Stock Incentive Plan and 2006 Stock Incentive Plan were 507,543 shares, 1,134,917 shares and 66,271, respectively. The weighted-average exercise price excludes these unvested shares because there is no exercise price for these awards.

(2)
Includes the Kforce Inc. 2009 Employee Stock Purchase Plan. As of December 31, 2016, there were options outstanding under the Kforce Inc. 2009 Employee Stock Purchase Plan to purchase 5,763 shares of common stock at a discounted purchase price of $21.95.

STOCK OWNERSHIP INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires Kforce directors, executive officers and persons holding more than 10 percent of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC.
Based solely on our review of copies of reports and written representations from the reporting persons, we believe that all directors, executive officers and persons holding more than 10 percent of our common stock timely met their reporting obligations.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OWNERS OF MORE THAN 5%
The following table contains information about the number of shares of our common stock held as of December 31, 2016 by persons we know to be the beneficial owners of more than five percent of our outstanding common stock. The percentage ownership is based on the number of shares of our common stock outstanding as of the Record Date.

Name of Individual or Identity of Group	Beneficially Owned Shares of Common Stock	Percent of Class
Invesco Ltd. (1) 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	2,645,643	9.9%
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	1,959,380	7.3%
BlackRock, Inc. (3) 55 East 52nd Street New York, New York 10055	1,936,900	7.2%

(1)
Based on Amendment No. 1 to Schedule 13G filed February 8, 2017 in which Invesco Ltd. reported that, as of December 31, 2016, it had sole voting power and sole dispositive power over all 2,645,643 shares.

(2)
Based on Amendment No. 2 to Schedule 13G filed February 10, 2017 in which The Vanguard Group reported that, as of December 31, 2016, it had sole voting power over 48,606 of the shares and sole dispositive power over 1,909,859 shares.

(3)
Based on Amendment No. 8 to Schedule 13G filed January 25, 2017 in which BlackRock, Inc. reported that, as of December 31, 2016, it had sole voting power over 1,839,807 of the shares and sole dispositive power over all 1,936,900 shares.

47 Kforce 2017 Proxy Statement

DIRECTORS AND NAMED EXECUTIVE OFFICERS
The following table shows the amount of Kforce common shares beneficially owned as of the Record Date by: (1) our NEOs; (2) our directors; and (3) all of our directors and executive officers as a group. The percentage ownership is based on the number of shares of our common stock outstanding as of the Record Date.

Name of Individual or Identity of Group	Beneficially Owned Shares of Common Stock (1) (2)	Restricted Stock Units (2)	Percent of Class
David L. Dunkel	1,245,248	—	4.6%
Joseph J. Liberatore	263,368	—	1.0%
David M. Kelly	147,631	—	*
Kye L. Mitchell	124,920	—	*
Peter M. Alonso	177,629	—	*
John N. Allred	33,018	—	*
Richard M. Cocchiaro	754,525	—	2.8%
Ann E. Dunwoody	5,355	—	*
Randall A. Mehl	—	—	*
A. Gordon Tunstall	12,955	—	*
Mark F. Furlong	57,741	—	*
N. John Simmons	15,138	—	*
Elaine D. Rosen	23,886	5,355	*
Ralph E. Struzziero	60,251	5,355	*
Howard W. Sutter	515,480	—	1.9%
All directors and executive officers as a group (18 persons)	3,570,717	10,710	13.3%

*	Less than 1% of the outstanding common shares

(1)
Includes 889,175 shares as to which voting and/or investment power is shared or controlled by another person, as follows: Mr. Dunkel, 40,849 (shares held by the David L. Dunkel 2011 Irrevocable Trust over which Mr. Dunkel has shared dispositive power); Mr. Sutter, 5,000 (shares held by spouse), 398,516 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner) and 99,176 (shares held by the Dunkel Family Receptacle Trust of which Mr. Sutter is the sole trustee); Mr. Struzziero, 1,987(shares held by spouse); and Mr. Cocchiaro, 114,549 (shares held by the David Dunkel Jr Family Trust of which Mr. Cocchiaro is the sole trustee), 114,549 (shared held by the Matthew R. Dunkel Family Trust of which Mr. Cocchiaro is the sole trustee), and 114,549 (shares held by the Kristen A. Conner Family Trust of which Mr. Cocchiaro is the sole trustee).

(2)
Amounts in the Beneficially Owned Shares of Common Stock column do not include shares to be received upon settlement of deferred restricted stock units more than 60 days after the Record Date, which shares are reflected in this Restricted Stock Units column of the table. The deferred restricted stock units have no voting rights and are not included in the Percent of Class column calculation.

48 Kforce 2017 Proxy Statement

GENERAL INFORMATION
Why have I received this proxy statement?
We sent you these materials because the Board of Kforce Inc. is soliciting your vote at the Firm’s 2017 Annual Meeting of Shareholders on the proposals:

•	The election of four Class II directors to the Board for a three-year term expiring in 2020 and one Class III director to the Board for a one-year term expiring in 2018 (Proposal 1);

•	Ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountants for 2017 (Proposal 2);

•	An advisory resolution on executive compensation (Proposal 3);

•	An advisory resolution on the frequency of future advisory votes on executive compensation (Proposal 4); and

•	Approval of the Kforce Inc. 2017 Stock Incentive Plan (Proposal 5).
Will any other Business be conducted at the Annual Meeting?
We do not know of any other business to be considered at the Annual Meeting. If any other business is properly presented at the Annual Meeting, the persons named on your proxy card will have authority to vote on such matters at their discretion.
How does Kforce’s Board recommend I vote on the proposals?
The Board recommends that you vote your shares as follows:

•	FOR election of the director nominees named in this Proxy Statement (Proposal 1);

•	FOR ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountant for 2017 (Proposal 2);

•	FOR the advisory vote on executive compensation (Proposal 3);

•	FOR the option of one year as the frequency of future advisory votes on executive compensation (Proposal 4); and

•	FOR approval of the Kforce Inc. 2017 Stock Incentive Plan (Proposal 5)
Who is entitled to vote?
Each share of Kforce common stock has one vote on each matter. Only shareholders of record as of the close of business on February 24, 2017 are entitled to vote at the Annual Meeting. As of the Record Date, 26,810,172 shares of common stock were outstanding.
How do I vote?
If your shares are registered directly in your name with Kforce’s transfer agent, Computershare Trust Company, N.A. (Computershare), then you are the shareholder of record with respect to those shares and you may vote your shares by any one of the following methods:

•	Via the Internet. You may vote on the Internet at http://www.investorvote.com/KFRC. Please see your proxy card for more information and voting deadlines.

•	By Telephone. You may also by calling (toll free) 1-800- 652-VOTE (8683) and following the recorded instructions. Please see your proxy card for voting deadlines.

•
By Mail. Complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope. Your proxy must be received by the Firm before commencement of the Annual Meeting.

•	In person. You may vote your shares in person at the Annual Meeting upon presentation of valid photo identification and proof of stock ownership as of the Record Date.
If your shares are held through a bank, broker or other nominee then you are considered the “beneficial owner” of shares held in “street name” and your bank, broker or nominee is the shareholder of record, however, beneficial owner you have the right to direct your bank, broker or other nominee to vote your shares. If you hold your shares in street name then please refer to the instructions provided by your bank, broker or nominee when voting your shares. Please note, if you hold your shares in street name you must obtain a legal proxy in your name from your bank, broker or other nominee to vote in person at the Annual Meeting.
Can I change my vote?
You may change your vote at any time before the Annual Meeting by using the Internet or telephone methods described above, in which case only your latest submission will be counted. You may also change your vote by signing and returning a new proxy card with a later date, attending the Annual Meeting and voting in person, or sending written notice of revocation before the Annual Meeting to our Corporate Secretary at the Firm’s principal executive offices located at 1001 East Palm Avenue, Tampa, Florida 33605.
What is the quorum requirement for the Annual Meeting?
The presence at the meeting, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum. Broker non-votes (described below) and abstentions are counted for purposes of establishing a quorum but will not be counted for purposes of determining whether a proposal has been approved.

49 Kforce 2017 Proxy Statement

How are my shares voted if I submit a proxy but do not specify how I want to vote?
If you are the shareholder of record and you submit a valid proxy without specifying how you want to vote, then the person(s) designated as proxy holders will vote your shares as recommended by the Board on all matters presented in this Proxy Statement and at their discretion on all other matters properly presented. If you are the beneficial owner of shares held in street name and do not provide your bank, broker or nominee with specific voting instructions then the organization that holds your shares may generally vote in their discretion on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares in a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which proposals are considered “routine” or “non-routine”?
Ratification of Deloitte & Touche LLP as the Firm’s independent registered public accountant for 2017 (Proposal 2) is considered a routine matter under applicable rules and each of the other proposals are considered non-routine. Therefore, if your shares are held in “street name” by your broker or other nominee and you do not provide instructions on how to vote your shares then your broker or nominee will permitted to vote its shares only with regards to Proposal 2 and will not be permitted to vote on the other matters.
Assuming that a quorum is present at the Annual Meeting, what is the required vote for the proposals to pass?
Please see the respective proposal for a description of the vote required for it to pass.
Who will count the vote?
A representative of Computershare, an independent tabulator, will count the vote and act as the inspector of elections.
Who is paying the costs of this proxy solicitation?
We will pay the costs of soliciting these proxies on behalf of the Board. We have engaged Georgeson Inc. to assist in the solicitation of proxies and we anticipate that the costs associated with this engagement will be approximately $12,500 plus out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders and obtaining beneficial owners’ voting instructions. In addition to mailing proxy solicitation material, our directors and employees, without additional compensation, may solicit proxies in person, by telephone or by electronic communication.
How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.
SHAREHOLDER COMMUNICATIONS, PROPOSALS AND OTHER MATTERS
We are committed to engaging with our shareholders and taking their feedback into consideration. Our shareholders are invited to communicate with our directors, either individually or as a group, by writing to the attention of our Corporate Secretary at Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to Kforce’s Board.
All shareholder proposals to be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-18 of the Securities Exchange Act of 1934, as amended, (the Exchange Act), must be submitted in writing to the Corporate Secretary at 1001 East Palm Avenue, Tampa, Florida 33605 no later than November 17, 2017. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for our Annual Meeting of Shareholders in 2017. The proxy solicited by the Board for the next Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by January 31, 2018. Pursuant to the Firm’s Articles of Incorporation proposals submitted other than pursuant to Rule 14(a)-8 or director nominations must be delivered to the Corporate Secretary no later than 60 days before the date of the meeting. The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board for the Nomination Committee’s consideration may do so by giving the candidate’s name and qualifications in writing to the Firm’s Corporate Secretary at 1001 East Palm Avenue, Tampa, Florida 33605.
The material referred to in this proxy statement under the captions “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.
Shareholders who share an address may receive only one copy of this proxy statement, and the accompanying Annual Report, unless we have received contrary instructions from a shareholder at that address. Shareholders sharing an address who would like to receive a separate copy of these materials now or in the future may do so by mailing a request to the Firm’s Corporate Secretary at 1001 East Palm Avenue, Tampa, Florida 33605 or by calling Kforce Investor Relations at (813) 552-5000.

50 Kforce 2017 Proxy Statement

APPENDIX A
KFORCE INC.
2017 STOCK INCENTIVE PLAN
1. Purposes of the Plan. The purposes of this Kforce Inc. 2017 Stock Incentive Plan are to attract and retain highly qualified individuals for and in positions of substantial responsibility, to provide additional incentive to our Employees and Consultants in contributing to the success and progress of the Firm, and to align participants’ interests directly to those of Kforce’s shareholders through increased stock ownership. Awards granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Stock Awards, and Other Stock-Based Awards, any of which may be performance-based, as determined by the Committee.
2. Definitions. As used herein, the following definitions shall apply:

(a)
“Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted, all as amended through the applicable date. The term “Applicable Law” includes laws and regulations that are not mandatory but compliance with which confers benefits on the Firm or Grantees (e.g. Code Sections 162(m), 409A, and 422, and Exchange Act Rule 16b-3), where such compliance is intended under the Plan.

(b)	“Award” means an Option, Stock Appreciation Right, Stock Award, or Other Stock-Based Award granted under the Plan, any of which may be performance-based.

(c)
“Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Committee.

(d)	“Board” means the Board of Directors of the Firm.

(e)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

(f)	“Cause” means the happening of any of the following:

(i)	the Grantee is convicted by a court of competent jurisdiction or enter a guilty plea or a plea of nolo contendere for any felony; or

(ii)	the Grantee breaches any provisions of this Plan or his/her employment agreement and the breach results in material injury to the Firm or its acquiring or surviving entity; or

(iii)
the Grantee engages in misconduct, a policy violation, dishonesty or fraud concerning the Firm or its acquiring or surviving entity’s business or affairs and this misconduct, policy violation, dishonesty or fraud results in material injury to the Firm or its acquiring or surviving entity.

(g)	“Change in Control” means the happening of any of the following, unless otherwise provided in an Award Agreement:

(i)
the acquisition by any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”) of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Firm that may be cast for the election of directors; provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Firm or one of its affiliates, (B) any acquisition by the Firm or one of its affiliates, (C) any acquisition by any executive benefit plan (or related trust) sponsored or maintained by the Firm or one of its affiliates, (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) of this section, or (E) any acquisition by David L. Dunkel or his family members; or

(ii)
individuals who, as of the date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)
consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Firm (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the beneficial owners, respectively, of the Firm’s outstanding Common Stock and outstanding voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Firm or all or substantially all of the Firm’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Firm’s Common Stock and voting securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any Executive benefit plan (or related trust) of the Firm or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent or more of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by shareholders of a complete liquidation or dissolution of the Firm.

(h)	“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation include regulations, proposed regulations and applicable guidance thereunder.

(i)
“Committee” means the Compensation Committee of the Board, which shall be appointed by the Board, and shall consist of members of the Board who are not Employees and who qualify as “outside directors” under Code Section 162(m).

(j)	“Common Stock” means the Common Stock, $0.01 par value, of the Firm.

(k)
“Consultant” means any person, including an advisor, engaged by the Firm or a Parent or Subsidiary to render services and who is compensated for such services, including without limitation non-Employee Directors who are compensated by the Firm for their services as non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.

(l)
“Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Firm, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Firm policies) or statute, or (ii) transfers between locations of the Firm or between the Firm, a Parent, a Subsidiary or successor of the Firm; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee (subject to Section 21 and other applicable requirements of Code Section 409A).

(m)	“Covered Stock” means the Common Stock subject to an Award.

(n)
“Date of Grant” means the date on which the Committee makes the determination granting the Award, or such other later date as is determined by the Committee on which the grant of the Award shall become effective, including the date of the satisfaction of one, or more than one, objective employment, performance, or other grant condition that the Committee requires to be timely satisfied before the grant of a Stock Award or Other Stock-Based Award will be effective. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.

(o)
“Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates unless otherwise specified in an Award Agreement (subject to Section 21 and other applicable requirements of Code Section 409A).

(p)	“Director” means a member of the Board.

(q)	“Disability” means, unless otherwise provided in an Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code.

(r)
“Dividend Equivalent” means a right to receive value equal to the amount of cash dividends and value of other distributions that would have been payable on Covered Stock during a period of time had such Covered Stock been issued to the Grantee during such period of time.

(s)
“Employee” means any person, including Officers and Directors, employed by the Firm or any Parent or Subsidiary of the Firm. Neither service as a Director nor payment of a director’s fee by the Firm shall be sufficient to constitute “employment” by the Firm.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including, but without limitation to, the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination.

(ii)
If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined by the Committee on a reasonable basis using a method that complies with Code Section 409A.

(v)	“Firm” means Kforce Inc., a Florida corporation.

(w)	“Grantee” means an individual who has been granted an Award.

(x)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y)	“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z)	“Officer” means a person who is an officer of the Firm within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)	“Option” means a stock option granted under the Plan, which may be an Incentive Stock Option or a Nonqualified Stock Option.

(ab)	“Other Stock-Based Award” means an Award granted under Section 9 of the Plan.

(ac)
“Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Firm if each of the corporations other than the Firm holds at least 50 percent of the voting shares of one of the other corporations in such chain.

(ad)	“Performance Period” means the time period during which the performance goals established by the Committee with respect to an Award that is performance-based must be met.

(ae)	“Plan” means this Kforce Inc. 2017 Stock Incentive Plan.

(af)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ag)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

(ah)	“Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value per Share on the date when the SAR is exercised exceeds the Base Price specified in the SAR.

(ai)	“Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.

(aj)	“Stock Award” means Restricted Stock or Restricted Stock Units granted to a Grantee under Section 8 of the Plan.

(ak)
“Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Firm or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Firm or a Subsidiary.

3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the aggregate number of Shares of Common Stock that may be subject to awards under this Plan (the “Share Reserve”) is (i) 1,795,000 Shares, plus (ii) any Shares of Common Stock that, as of the date this Plan is approved by the shareholders of the Firm, are reserved and available for grant and issuance under the Kforce Inc. 2016 Stock Incentive Plan (the “2016 Plan”), and are not issued or subject to outstanding grants under the 2016 Plan (respectively, the “2016 Plan Reserved Shares”). Upon the approval of this Plan by the shareholders of the Firm, no additional grants shall be made under the 2016 Plan. As of the date of the adoption of this Plan by the Board, the number of 2016 Plan Reserved Shares is 1,197,946 Shares. Therefore, as of the date of the adoption of this Plan by the Board, the Share Reserve is 2,992,946, subject to adjustment to reflect the grant, termination, cancellation, or forfeiture of outstanding awards under the 2016 Plan after the date of adoption of this Plan by the Board and prior to the approval of this Plan by the shareholders of the Firm. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed the Share Reserve. Each Option or SAR granted shall reduce the Share Reserve by one Share; and each full value share (Stock Award) shall reduce the Share Reserve by 2.43 Shares. Such shares of Common Stock may be authorized, but unissued, or reacquired shares of Common Stock. The Shares issued by the Firm under the Plan may be, at the Firm’s option, either (i) evidenced by a certificate registered in the name of the Grantee, or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Firm’s stock transfer agent or its designee.
If any portion of an Award granted under the Plan for any reason expires, is terminated, is canceled or is forfeited (including those forfeited as a result of not being earned pursuant to the Award’s performance criteria), then (i) with respect to Options and SARs, the Shares underlying such Award shall be restored to the Share Reserve on a one-for-one basis and shall become available for future Awards under the Plan (unless the Plan has terminated); and (B) with respect to each Award other than an Option or SAR, the Shares underlying such Award shall be restored to the Share Reserve at a rate of 2.43 Shares for each expired, terminated, canceled, or forfeited Share and shall become available for future Awards under the Plan (unless the Plan has terminated). If any portion of an outstanding award that was granted under the 2016 Plan or any other prior plan maintained by the Firm for any reason expires, is terminated, is canceled or is forfeited on or after the date on which the shareholders of the Firm approve this Plan, then (i) with respect to options and stock appreciation rights, the Shares underlying such award shall be added to the Share Reserve on a one-for-one basis and shall become available for future Awards under the Plan (unless the Plan has terminated); and (B) with respect to each award other than an option or stock appreciation right, the Shares underlying such award shall be added to the Share Reserve at a rate of 2.43 Shares for each expired, terminated, canceled, or forfeited Share and shall become available for future Awards under the Plan (unless the Plan has terminated). With respect to an Option and SAR, if the payment upon exercise of an Option or SAR is in the form of Shares, the Shares subject to the Option or SAR shall be counted against the Share Reserve as one Share for every Share subject to the Option or SAR, regardless of the number of Shares used to settle the Option or SAR upon exercise.
4. Administration of the Plan.

(a)	Procedure.

(i)	Administration by Committee. The Plan shall be administered by the Committee.

(ii)
Rule 16b-3. To the extent the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)
Section 162(m) of the Code. To the extent the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.

(b)	Powers of the Committee. Subject to the provisions of the Plan, and subject to the specific duties delegated by the Board to the Committee, the Committee shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Common Stock;

(ii)	to select the Employees and Consultants to whom Awards will be granted under the Plan;

(iii)	to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

(iv)	to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;

(v)	to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;

(vi)
to determine the terms and conditions, not inconsistent with the terms of the Plan (including the minimum vesting provision in Sections 5(c) of the Plan), of any Award granted under the Plan. Such terms and conditions, which need not be the same for each Award or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine;

(vii)	to construe and interpret the terms of the Plan and Awards;

(viii)
to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;

(ix)
to modify or amend each Award (subject to Section 14 of the Plan). However, the Administrator’s authority to modify or amend an Award is expressly limited in accordance with NASDAQ Listing Rule 5635(c). Therefore, any modification or amendment of an Option or SAR that would be treated as a “repricing” under NASDAQ Listing Rule 5635(c) shall not be effective without the approval of the shareholders of the Firm. For purposes of this Section 4(b)(ix) of the Plan, “repricing” means any of the following or any other action that has the same effect:

a.	lowering the exercise price of an Option or SAR after it is granted;

b.	any other action that is treated as a repricing under generally accepted accounting principles; or

c.
canceling an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Award or cash, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or other similar corporate transaction;

(x)	to authorize any person to execute on behalf of the Firm any instrument required to effect the grant of an Award previously granted by the Committee;

(xi)	to determine the terms and restrictions applicable to Awards;

(xii)	to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;

(xiii)
to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;

(xiv)
to correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Award Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(xv)	to provide any notice, agreement or other communication required or permitted by the Plan in either written or electronic form;

(xvi)
subject to the minimum vesting provision in Sections 5(c) of the Plan, to determine the vesting period during which each Award shall be subject to a risk of forfeiture upon a voluntary termination of employment or service, or termination in other specified circumstances, and the terms upon which such risk will end (i.e., “vesting” will occur), at a stated date or dates or on an accelerated basis in specified circumstances; and

(xvii)	to make all other determinations deemed necessary or advisable for administering the Plan.

(c)	Effect of Administrator’s Decision. The Committee’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.
5. Eligibility and General Conditions of Awards.

(a)
Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards. Modifications to outstanding Awards may be made without regard to whether the Grantee is then currently eligible for a new Award.

(b)
Maximum Term; Deferral. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than 10 years after the Date of Grant and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement. The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the grant of or the lapse or waiver of restrictions with respect to Awards other than Options and SARs. If any such deferral is required or permitted, the Committee shall establish such rules and procedures for such deferral, including rules and procedures implemented pursuant to Section 21 of the Plan for compliance with Code Section 409A. Any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Committee may, if so permitted or required by the Committee, extend more than ten years after the Date of Grant of the Award to which the deferral relates.

(c)
Minimum Vesting. Except with respect to a maximum of five percent (5%) of the Share Reserve, as may be adjusted pursuant to Section 12 of the Plan, and except for the death or disability of the grantee, or a change in control, no Award shall provide for vesting that is any more rapid than vesting on the one (1) year anniversary of the date of grant or, with respect to a performance-based award, a performance period that is less than twelve (12) months. Treatment of Awards in cases of death, disability, and change in control may be specifically addressed in the 2017 SIP or an individual award agreement or an employment agreement with the grantee.

(d)
Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each Award or for each Grantee, shall be set forth in an Award Agreement. The Committee, in its discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.

(e)
Maximum Awards to Non-Employee Directors. Notwithstanding any provision to the contrary in the Plan, the following limitations shall apply to Awards granted to non-Employee Directors under the Plan: (i) the maximum number of Shares subject to Options and SARs granted under the Plan to any non-Employee Director during any calendar year shall not exceed $220,000 in total value (the “Non-Employee Director Option/SAR Limit”), and (ii) the maximum number of Shares subject to Stock Awards and Other Stock-Based Awards granted under the Plan to any non-Employee Director during any calendar year shall not exceed $250,000 in total value, excluding for this purpose the value of any dividends or Dividend Equivalents paid pursuant to any Stock Awards and Other Stock-Based Awards granted in a previous year (the “Non-Employee Director Full Value Award Limit”). For purposes of the Non-Employee Director Option/SAR Limit and the Non-Employee Director Full Value Award Limit, the value of any Award shall be its Date of Grant fair value for the Firm’s financial reporting purposes.

(f)
Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee, and subject to Section 12 of the Plan:

(i)
Subject to Section 5(f)(ii) below, the Grantee may exercise his or her unexercised Option or SAR within 30 days of the Date of Termination and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan and increase the Share Reserve. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within 30 days, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve. If a Grantee exercises his or her unexercised Option or SAR subsequent to the Date of Termination, the Grantee is not permitted to utilize Shares to cover the exercise cost of the Option or SAR or to cover their minimum payroll tax withholding obligations;

(ii)
in the event that a Grantee’s Continuous Status as an Employee or Consultant terminates for Cause, all of his or her unexercised Options or SARs shall terminate immediately upon the Date of Termination and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve;

(iii)	the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

(iv)
the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled in accordance with the terms of the applicable Award Agreement; and

(v)
any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

(g)
Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee:

(i)
the Grantee may exercise his or her unexercised Option or SAR at any time within 90 days from the Date of Termination, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the Date of Termination (but in no event later than the expiration of the term of the Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan and increase the Share Reserve. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve.

(ii)	the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

(iii)
the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled in accordance with the terms of the applicable Award Agreement; and

(iv)
any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

(h)	Death of Grantee. In the event of the death of a Grantee, then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee,

(i)
the Grantee’s unexercised Option or SAR may be exercised at any time within 90 days following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall immediately revert to the Plan and increase the Share Reserve. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve.

(ii)	the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the date of death, shall thereupon automatically be forfeited;

(iii)
the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the date of death shall promptly be settled in accordance with the terms of the applicable Award Agreement; and

(iv)
any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death.

(i)	Nontransferability of Awards.

(i)
Except as provided in Section 5(i)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.

(ii)
Except as provided in Section 5(i)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock Awards, to the Firm) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Firm or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(iii)
To the extent and in the manner permitted by Applicable Law, and to the extent and in the manner permitted by the Committee, and subject to such terms and conditions as may be prescribed by the Committee, a Grantee may transfer an Award to:

a.
a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

b.	any person sharing the employee’s household (other than a tenant or employee);

c.	a trust in which persons described in (a) and (b) have more than 50 percent of the beneficial interest;

d.	a foundation in which persons described in (a) or (b) or the Grantee control the management of assets; or

e.	any other entity in which the persons described in (a) or (b) or the Grantee own more than 50 percent of the voting interests;
provided such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (a) above or the Grantee, in exchange for an interest in such entity.
6. Stock Options. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee may grant Options to Employees or Consultants from time to time upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)	Limitations.

(i)
Options granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, or a combination of the foregoing. Each Award shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Date of Grant with respect to which Options designated as Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Firm or any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

(ii)
No Employee shall be granted, in any calendar year, Options to purchase more than 500,000 Shares, and no Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Option/SAR Limit in Section 5(e) of the Plan) shall be granted, in any calendar year, Options to purchase more than 100,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Firm’s capitalization as described in Section 12 of the Plan. If an Option is canceled in the same calendar year in which it was granted (other than in connection with a transaction described in Section 12 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).

(b)
Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Firm or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the Date of Grant or such shorter term as may be provided in the Award Agreement.

(c)	Option Exercise Price and Consideration.

(i)
Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Committee and, except as otherwise provided in this Section 6(c)(i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.

a.
In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Firm or any Parent or Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.

b.
Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Firm of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Committee determines to be necessary to achieve such preservation of economic value.

(d)
Waiting Period and Exercise Dates. At the time an Option is granted, the Committee shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement.

(e)
Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of Award. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Committee:

(i)
net exercise, in which case the Firm will not require payment of the Option exercise price from the Grantee but will reduce the number of Shares issued upon the exercise by the number of whole Shares that has an aggregate Fair Market Value that is equal to the aggregate Option exercise price for the portion of the Option exercised;

(ii)
pursuant to procedures approved by the Committee, (A) through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Firm the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Firm, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or (B) through simultaneous sale through a broker of Shares acquired upon exercise; or

(iii)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.

(f)	Exercise of Option.

(i)	Procedure for Exercise; Rights as a Shareholder.

a.	Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement.

b.	An Option may not be exercised for a fraction of a Share.

c.	An Option shall be deemed exercised when the Firm receives:

i.
written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4.b. of the Plan) from the person entitled to exercise the Option, and

ii.
full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan.

iii.
Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse (or other permitted transferee). Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Firm (as evidenced by the appropriate entry on the books of the Firm or of a duly authorized transfer agent of the Firm), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Firm shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or delivery is otherwise effected by the Firm, except as provided in Section 12 of the Plan.

iv.
Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

7. Stock Appreciation Rights. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee may grant Stock Appreciation Rights to Employees or Consultants from time to time upon such terms and conditions as the Committee may determine in accordance with the following provisions. A SAR shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement. A SAR is the right of the Grantee to receive from the Firm an amount in Shares equal to the Spread at the time of the exercise of such right. The term of each SAR shall be stated in the Award Agreement; provided, however, that the term shall be 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement.

(a)	Base Price. The Base Price shall be equal to or greater than the Fair Market Value on the Date of Grant.

(b)
Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Firm (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4(b) of the Plan or otherwise), setting forth the number of Shares with respect to which the SAR is to be exercised.

(c)	Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment in the form of Shares from the Firm in an amount determined by multiplying:

(i)	the Spread; by

(ii)
the number of Shares with respect to which the SAR is exercised; provided, that the Committee may provide in the Award Agreement that the benefit payable on exercise of a SAR shall not exceed such limit (which may be expressed as a percentage of the Fair Market Value of a Share on the Date of Grant or as a fixed value limit or otherwise) as the Committee shall specify. The payment upon exercise of a SAR shall be in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment.

Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Firm (as evidenced by the appropriate entry on the books of the Firm or of a duly authorized transfer agent of the Firm), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Covered Stock, notwithstanding the exercise of the SAR. The Firm shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the SAR is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or delivery is otherwise effected by the Firm, except as provided in Section 12 of the Plan.

(d)
No Employee shall be granted, in any calendar year, SARs with respect to more than 500,000 Shares, and no Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Option/SAR Limit in Section 5(e) of the Plan) shall be granted, in any calendar year, SARs to purchase more than 100,000 Shares. The limitation described in this Section 7(d) shall be adjusted proportionately in connection with any change in the Firm’s capitalization as described in Section 11 of the Plan. If a SAR is canceled in the same calendar year in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(d).

8. Stock Awards.

(a)
Administrator Action. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee, acting in its discretion, may grant Stock Awards to any Employee or Consultant from time to time, in such amount and upon such terms and conditions as shall be determined by the Committee. A Stock Award may be made in Shares or denominated in units representing rights to receive Shares. No Stock Award relating to more than 500,000 Shares may be granted to an Employee in any calendar year, and no Stock Award relating to more than 100,000 Shares may be granted to any Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Full Value Award Limit in Section 5(e) of the Plan) in any calendar year. Each Stock Award shall be evidenced by an Award Agreement, and each Award Agreement shall set forth the conditions, if any, that will need to be timely satisfied before the Stock Award will be effective, vested and settled, and the conditions, if any, under which the Grantee’s interest in the related Shares or units will be forfeited. Any such conditions for effectiveness or nonforfeitability may be based upon the passage of time and continued service by the Grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. The Committee, acting in its discretion, may make the grant of a Stock Award to a Grantee subject to the satisfaction of one, or more than one, objective employment, performance, or other grant condition that the Committee deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such grant condition. Either as an alternative to or in addition to a condition on the effectiveness of the grant of a Stock Award, the Committee may make a Stock Award (if, when, and to the extent that the grant of the Stock Award becomes effective) subject to one, or more than one, objective employment, performance, or other forfeiture condition that the Committee acting in its discretion deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Grantee’s nonforfeitable interest in the Shares related to a grant of a Stock Award shall depend on the extent to which each such condition is timely satisfied.

(b)
Types of Stock Awards. A Stock Award made in Shares that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock.” A Stock Award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock Units” or “RSUs.” For the avoidance of doubt, the Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Firm or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(c)	Dividend Rights.

(i)
Restricted Stock Award. Each Restricted Stock Award Agreement shall state whether the Grantee shall have a right to receive any cash dividends that are paid with respect to his or her Restricted Stock after the date his or her Restricted Stock Award has become effective and before the first day that the Grantee’s interest in such stock is forfeited completely or becomes completely vested and nonforfeitable. The Grantee shall not receive any payment of any dividends that are paid with respect to a Share of Restricted Stock unless and not earlier than such time as the Share becomes vested and nonforfeitable, and the Award Agreement shall (subject to Section 21 and other applicable requirements of Code Section 409A) set forth the conditions, if any, under which the Grantee will be eligible to receive payment(s) in the future of the cumulative cash dividends (without interest) payable on the Shares that become vested and nonforfeitable for the period beginning on the effective date of the Award and ending on the vesting date of the Award. If an Award Agreement calls for any such payments to be made, the Firm shall make such payments from the Firm’s general assets, and the Grantee shall be no more than a general and unsecured creditor of the Firm with respect to such payments. If a stock dividend is declared on such a Share after the Award is effective but before the Grantee’s interest in such Stock has been forfeited or has become nonforfeitable, such stock dividend shall be treated as part of the Award of the related Restricted Stock, and a Grantee’s interest in such stock dividend shall be forfeited or shall become vested and nonforfeitable at the same time as the Share with respect to which the stock dividend was paid is forfeited or becomes vested and nonforfeitable. If a dividend is paid other than in cash or stock, the disposition of such dividend shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend, which shall include a provision that the Grantee shall not receive any payment of any such dividends unless and not earlier than such time as the applicable Share becomes vested and nonforfeitable. For the avoidance of doubt, notwithstanding any provision of an Award Agreement or the absence of any Award Agreement provision relating to dividends, (a) no dividend or distribution declared with respect to a Share of Restricted Stock shall be paid to a Grantee unless and until the Share becomes vested and nonforfeitable, (b) a Grantee shall not have a vested and nonforfeitable right to any dividend or distribution declared with respect to a Share of Restricted Stock unless and until the Share becomes vested and nonforfeitable, and (c) a Grantee’s right to any dividend or distribution declared with respect to a Share of Restricted Stock shall be forfeited to the extent that the Grantee’s right to the Share is forfeited.

(ii)
RSU Award. Unless otherwise determined by the Committee, a Grantee shall not have any rights as a shareholder with respect to Shares underlying an Award of RSUs until such time, if any, as the underlying Shares are actually issued to the Grantee. The Committee may provide in an RSU Award Agreement for the payment of Dividend Equivalents to the Grantee at the time of vesting of the RSUs or other payout of the vested RSUs. The Award Agreement shall provide whether such Dividend Equivalents shall be paid in cash or converted into additional shares of Common Stock or RSUs by such formula and at such time and subject to such limitations as may be determined by the Committee. The Grantee shall not receive any payment of any Dividend Equivalent with respect to any RSU unless and not earlier than such time as the RSU becomes vested and nonforfeitable. The payment or crediting of Dividend Equivalents shall conform to the applicable requirements of Code Section 409A. For the avoidance of doubt, notwithstanding any provision of an Award Agreement or the absence of any Award Agreement provision relating to Dividend Equivalents, (a) no Dividend Equivalent with respect to any RSU shall be paid to a Grantee unless and until the RSU becomes vested and nonforfeitable, (b) a Grantee shall not have a vested and nonforfeitable right to any Dividend Equivalent with respect to an RSU unless and until the RSU becomes vested and nonforfeitable, and (c) a Grantee’s right to any Dividend Equivalent with respect to any RSU shall be forfeited to the extent that the Grantee’s right to the RSU is forfeited.

(d)
Voting Rights. A Grantee shall have the right to vote the Shares related to his or her Restricted Stock grant after the Date of Grant but before his or her interest in such Shares has been forfeited or has become nonforfeitable. A Grantee shall not have the right to vote the Shares related to his or her RSU grant until such time, if any, as the Shares are actually issued to the Grantee.

(e)
Satisfaction of Forfeiture Conditions. A Share related to a Restricted Stock Award shall cease to be Restricted Stock at such time as a Grantee’s interest in such Share becomes nonforfeitable under the Plan, and the certificate representing such Share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8(c) or Section 8(d) and shall be transferred to the Grantee.

9. Other Stock-Based Awards. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee may grant Other Stock-Based Awards to Employees or Consultants from time to time. Other Stock-Based Awards may be granted in such amounts, on such terms and conditions, including without limitation terms and conditions relating to dividend (including Dividend Equivalent) and voting rights, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as the Committee determines in its discretion. The Grantee shall not receive any payment of any dividend or Dividend Equivalent with respect to the Award unless and not earlier than such time as the portion of the Award to which the dividend or Dividend Equivalent relates becomes vested and nonforfeitable, and the terms of the Award shall (subject to Section 21 and other applicable requirements of Code Section 409A) set forth the conditions, if any, under which the Grantee will be eligible to receive payment(s) of the dividend or Dividend Equivalent following the vesting of the applicable portion of the Award. If the terms of an Other Stock-Based Award calls for any such payments to be made, the Firm shall make such payments from the Firm’s general assets, and the Grantee shall be no more than a general and unsecured creditor of the Firm with respect to such payments. For the avoidance of doubt, notwithstanding any provision of an Award Agreement or the absence of any Award Agreement provision relating to dividends or Dividend Equivalents, (a) no dividend or Dividend Equivalent with respect to any Other Stock-Based Award shall be paid to a Grantee unless and until the portion of the Award to which the dividend or Dividend Equivalent relates becomes vested and nonforfeitable, (b) a Grantee shall not have a vested and nonforfeitable right to any dividend or Dividend Equivalent with respect to an Other Stock-Based Award unless and until the portion of the Award to which the dividend or Dividend Equivalent relates becomes vested and nonforfeitable, and (c) a Grantee’s right to any dividend or Dividend Equivalent with respect to any Other Stock-Based Award shall be forfeited to the extent that the Grantee’s right to the portion of the Award to which the dividend or Dividend Equivalent relates is forfeited. Without limitation, the terms and conditions applicable to an Other Stock-Based Award may include one, or more than one, objective time-based, performance-based, or other grant condition(s) that the Committee requires to be timely satisfied before the grant of the Other Stock-Based Award will be effective, and/or one, or more than one, objective time-based, performance-based, or other condition(s) that the Committee requires to be timely satisfied before the Other Stock-Based Award, or any portion or component of the Other Stock-Based Award, will be vested and nonforfeitable. Other Stock-Based Awards may be denominated in cash, in Shares or other securities, in units representing the rights to receive Shares, in securities or debentures convertible into Shares, or in any combination of the foregoing, and may be paid in Shares or other securities, in cash, or in a combination of Shares or other securities and cash, all as determined in the discretion of the Committee. No more than 500,000 Shares may be granted to an Employee in any calendar year under an Other Stock-Based Award that is denominated in Shares or units representing rights to receive Shares, and no more than 100,000 Shares may be granted to a Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Full Value Award Limit in Section 5(e) of the Plan) in any calendar year under an Other Stock-Based Award that is denominated in Shares or units representing rights to receive Shares. The maximum amount that a Grantee may earn by satisfaction of performance goals during any calendar year under Other Stock-Based Awards that are denominated in cash or any medium other than Shares or units representing rights to receive Shares is $7,500,000. For purposes of the limitation stated in the immediately preceding sentence, the calendar year in which the applicable performance goal(s) is satisfied is the calendar year in which the limitation applies, without regard to the duration of the Performance Period or any additional time-based vesting conditions or other terms or conditions relating to the payment of the Other Stock-Based Award.
10. Code Section 162(m) Provisions.

(a)
In General. Notwithstanding any other provision of the Plan, if the Committee determines that it is desirable for compensation delivered pursuant to a Stock Award or Other Stock-Based Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Code Section 162(m), then the Committee may provide that this Section 10 is applicable to such Award under such terms as the Committee shall determine.

(b)
Performance Criteria and Performance Goals. If a Stock Award or Other Stock-Based Award is subject to this Section 10, then the effectiveness of the grant of the Award, or the vesting and nonforfeitability of the Award, or both the effectiveness of the grant of the Award and the vesting and nonforfeitability of the Award shall be subject to satisfaction of one, or more than one, objective performance goals. The Committee shall determine the performance goals that will be applied with respect to each Award subject to this Section 10 at the time when the Award is granted, but in no event later than 90 days after the commencement of the Performance Period (or 25 percent of the Performance Period if the Performance Period is less than one year). The performance criteria applicable to Awards subject to this Section 10 will be one or more of the following criteria:

•	Common Stock price;

•	shareholder value or total shareholder return;

•	market value or market value growth;

•	market or customer share;

•	revenue or revenue growth;

•	earnings per share or earnings per share growth;

•	pre-tax net income, after-tax net income, net income margin or net income growth;

•	net income from continuing operations, net income from discontinued operations;

•	gain on sale of discontinued operations;

•	return on assets, shareholders’ equity, capital employed, invested capital or other financial return ratio;

•	operating expenses, operating profit, operating profit margins or operating profit growth;

•	gross profit, gross profit percentage, flex gross profit, flex gross profit percentage, gross profit growth or flex gross profit growth;

•	selling, general & administrative (“SG&A”) expense, SG&A expense percentage or SG&A levels;

•	EBIT (earnings before interest and taxes) or EBIT growth;

•	EBITDA (earnings before interest, taxes, depreciation, and amortization) or EBITDA growth;

•	Earnings before Equity-Based Compensation Expense, net; working capital, debt, debt-to-equity or other liquidity measure;

•	cash flow, cash levels, cash flow margins or cash flow growth;

•	cost goals;

•	budget goals;

•	productivity measures

•	business expansion goals;

•	goals related to acquisitions or divestitures;

•	accounts receivable, accounts receivable aging or accounts receivable write-offs; or

•	other financial, operational, measure or metric.
The Committee shall, for the Performance Period applicable to the Award, establish the performance goal or goals from among the foregoing measurement criteria to apply to each Award and a formula or matrix prescribing the extent to which such Award shall be earned based upon the level of achievement of such performance goal or goals. The Committee may establish different performance goals for different Grantees and different Awards. The performance goals with respect to such measurement criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The performance goals may be established in terms of Firm-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department, or function within the Firm or Subsidiary in which the Grantee is employed. Performance goals need not be based on audited financial results.

(c)
Performance Measurement. The Committee shall have no discretion to increase the number of Shares granted pursuant to a Stock Award or Other Stock-Based Award subject to this Section 10, nor otherwise increase the compensation payable that would otherwise be due under any such Award upon achievement of a performance goal, nor may it waive the achievement of any performance goal established pursuant to this Section 10 after the performance goal has been established; provided however, that the Committee may specify that the Award may become payable in the event of death, Disability or a Change in Control to the extent permissible under Code Section 162(m). The Committee shall retain discretion to decrease the amount of the Award at any time through the date at which the Committee certifies the attainment of the performance goal(s), generally referred to as “negative discretion.” The Committee may determine performance before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the performance period, and may measure the attainment of the performance goal by appropriately adjusting the evaluation of performance goal performance to exclude the effect of any changes in accounting principles affecting the Firm’s or a business unit’s reported results.

(d)
Certification. Prior to the payment of any Stock Award or Other Stock-Based Award subject to this Section 10, the Committee shall certify in writing that the performance goals applicable to such Award were met. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code Section 162(m).

11. Tax Withholding. The Firm shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local or foreign government. Whenever the Firm proposes or is required to issue or transfer Shares under the Plan, the Firm shall have the right to require the recipient to remit to the Firm an amount sufficient to satisfy any federal, state, local and foreign withholding tax requirements prior to the delivery of shares. A Grantee may pay the withholding tax in cash, or a Grantee may elect to have the number of Shares he is to receive reduced by the appropriate number of whole Shares that, when multiplied by the Fair Market Value of the Shares determined as of the Tax Date (defined below), is sufficient to satisfy up to the maximum applicable federal, state, local, and foreign tax withholding obligation arising from exercise, vesting, or payment of an Award as may be permitted under applicable accounting standards that would not result in the Award otherwise classified as an “equity” award under FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”) to be classified as a “liability” award under ASC Topic 718 as a result of the withholding of Shares with a Fair Market Value in excess of the minimum statutory tax withholding obligation (a “Withholding Election”). A Grantee may make a Withholding Election only if the Withholding Election is made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Firm a properly completed notice of Withholding Election as prescribed by the Committee. The Committee may in its discretion disapprove and give no effect to the Withholding Election.
12. Adjustments Upon Changes in Capitalization or Change of Control.

(a)
Changes in Capitalization. Subject to any required action by the shareholders of the Firm, the number of Covered Stock, and the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award, and the annual per-person limitations on Awards, as well as the price per share of Covered Stock and share-based performance conditions of Awards, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Firm; provided, however, that conversion of any convertible securities of the Firm shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Firm of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Stock. No adjustment shall be made pursuant to this Section 12 in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.

(b)	Change in Control. In the event of a Change in Control, then the following provisions shall apply:

(i)
Vesting. The Board may, in the exercise of its discretion, accelerate the vesting and nonforfeitability of any Award that is outstanding on the date such Change in Control is determined to have occurred and that is not yet fully vested and nonforfeitable on such date.

(ii)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Firm, to the extent that an Award is outstanding, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its discretion in such instances, declare that any Option or SAR shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his or her Option or SAR as to all or any part of the Covered Stock, including Shares as to which the Option or SAR would not otherwise be exercisable.

(iii)
Merger or Asset Sale. Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a merger of the Firm with or into another corporation, or the sale of substantially all of the assets of the Firm, in the event of such a merger or sale each outstanding Option or SAR shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation does not agree to assume the Option or SAR or to substitute an equivalent option or right, the Board may, in the exercise of its discretion and in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the Option or SAR as to all or a portion of the Covered Stock, including Shares as to which it would not otherwise be exercisable. If the Board makes an Option or SAR exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Grantee that the Option or SAR shall be fully exercisable for a period of 30 days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets and in a manner consistent with Code Sections 409A and 424, the option or right confers the right to purchase, for each Share of Covered Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.

(iv)
Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a Change in Control other than the dissolution or liquidation of the Firm, a merger of the Firm with or into another corporation, or the sale of substantially all of the assets of the Firm, in the event of such a Change in Control, all outstanding Options and SARs, to the extent they are exercisable and vested, shall be terminated in exchange for a cash payment equal to an amount that does not exceed the Fair Market Value (reduced by the exercise price applicable to such Options or SARs). These cash proceeds shall be paid to the Grantee or, in the event of death of a Grantee prior to payment, to the estate of the Grantee or to a person who acquired the right to exercise the Option or SAR by bequest or inheritance.

13. Term of Plan. The Plan shall become effective upon its approval by the shareholders of the Firm. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until April 17, 2027, unless terminated earlier under Section 14 of the Plan.
14. Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)
Shareholder Approval. The Firm shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 or Section 162(m) of the Code (or any successor rule or statute) or other Applicable Law. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law. Without the approval of shareholders, no amendment or alteration of the Plan or any outstanding Option or SAR will have the effect of amendment or replacing such an Option or SAR in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (1) amendment the terms of an Option or SAR after it is granted to lower its exercise price or Base Price; (2) any other action that is treated as a repricing under generally accepted accounting principles (“GAAP”); and (3) repurchasing for cash or canceling an Option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange or substitution for another Option, SAR, Stock Award, Other Stock-Based Award, other equity, or cash or other property. A cancellation and exchange or substitution described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, SAR, Stock Award, Other Stock-Based Award, other equity, or cash or other property is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under GAAP, and regardless of whether it is voluntary on the part of the Grantee. Adjustments of Awards under Section 12 will not be deemed “repricings,” however. The Committee shall have no authority to amend, alter, or modify any Award term after the Award has been granted to the extent that the effect is to waive a term that otherwise at that time would be mandatory for a new Award of the same type under the Plan.

(c)
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Committee, which agreement must be in writing and signed by the Grantee and the Firm.

15. Conditions Upon Issuance of Shares.

(a)
Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Firm with respect to such compliance.

(b)
Investment Representations. As a condition to the exercise of an Award, the Firm may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Firm, such a representation is required.

16. Liability of Firm.

(a)
Inability to Obtain Authority. The inability of the Firm to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Firm’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Firm of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b)
Grants Exceeding Allotted Shares. If the Covered Stock covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Covered Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 14 of the Plan.

17. Reservation of Shares. The Firm, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
18. Rights of Employees and Consultants. Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Firm, nor shall they interfere in any way with the Grantee’s right or the Firm’s right to terminate such employment or consulting relationship at any time, with or without cause.
19. Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

20. Construction. The Plan shall be construed under the laws of the State of Florida, to the extent not preempted by federal law, without reference to the principles of conflict of laws.
21. Certain Limitations on Awards to Ensure Compliance with Code Section 409A. For purposes of this Plan, references to an award term or event (including any authority or right of the Firm or a Grantee) being “permitted” under Code Section 409A mean, for a 409A Award (meaning an Award that constitutes a deferral of compensation under Code Section 409A and regulations thereunder), that the term or event will not cause the Grantee to be liable for payment of interest or a tax penalty under Code Section 409A and, for a Non-409A Award (meaning all Awards other than 409A Awards), that the term or event will not cause the Award to be treated as subject to Code Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Firm and rights of the Grantee with respect to the Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Code Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Firm shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code Section 409A, and any distribution subject to Code Section 409A(a)(2)(A)(i) (separation from service) to a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section 409A(a)(2)(B)(i). The Firm may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., eastern time, on April 17, 2017.
Vote by Internet
• Go to www.investorvote.com/KFRC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed, FOR Proposals 2, 3 and 5 and every 1 Year for Proposal 4.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - John N. Allred (Class II)	☐	☐	02 - Richard M. Cocchiaro (Class II)	☐	☐	03 - Ann E. Dunwoody (Class II)	☐	☐
	04 - A. Gordon Tunstall (Class II)	☐	☐	05 - Randall A. Mehl (Class III)	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for 2017.		☐	☐	☐	3.	Advisory vote on Kforce’s executive compensation.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
4.	Advisory vote regarding the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐	5.	Approve the Kforce Inc. 2017 Stock Incentive Plan.	☐	☐	☐
6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date(mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X	+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KFORCE INC.

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 18, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints DAVID M. KELLY and MICHAEL R. BLACKMAN, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, 33605, on April 18, 2017 at 8:00 a.m. eastern time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting or any adjournments of the meeting.
The Annual Meeting may be held as scheduled only if a majority of the shares entitled to vote are represented at the meeting in person or by proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.
The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for 2017, FOR the advisory approval of Kforce’s executive compensation, FOR a one year frequency of future shareholder advisory votes on executive compensation, FOR the approval of the Kforce Inc. 2017 Stock Incentive Plan and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE